UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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WESTELL TECHNOLOGIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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WESTELL TECHNOLOGIES, INC.

750 North Commons Drive

Aurora, Illinois 60504

(630) 898-2500

Notice of Annual Meeting of Stockholders

September 20, 2010

Dear Stockholders:

The 2010 Annual Meeting of Stockholders of Westell Technologies, Inc. (the “Company”) will be held at the Company’s Corporate Headquarters, 750 North Commons Drive, Aurora, Illinois, 60504 on Monday, September 20, 2010 at 10:00 a.m. Central Daylight Time for the following purposes:

1.	To elect the Company nominated slate of seven directors;

2.	To approve the amendment and restatement of the Westell Technologies, Inc. 2004 Stock Incentive Plan;

3.	To approve the Westell Technologies, Inc. Incentive Compensation Plan;

4.	To vote upon a proposal to ratify the appointment of independent auditors; and

5.	Any other matters that properly come before the meeting.

The Board of Directors (the “Board”) has fixed the close of business on July 23, 2010 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting.

This year we have elected to take advantage of Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders on the Internet. We believe this allows us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting. Please review the instructions with respect to each of your voting options as described in the Proxy Statement and the Notice.

Whether or not you plan to attend the meeting, your vote is important and we encourage you to vote promptly. You may vote your shares via a toll-free telephone number or over the Internet. If you received a paper copy of the proxy card by mail, you may also vote by signing, dating and mailing the proxy card in the envelope provided.

By Order of the Board of Directors

Brian S. Cooper

Secretary

July 29, 2010

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON SEPTEMBER 20, 2010. THE WESTELL TECHNOLOGIES, INC. PROXY STATEMENT FOR THE 2010 ANNUAL MEETING OF STOCKHOLDERS AND 2010 ANNUAL REPORT ARE AVAILABLE AT www.proxyvote.com.

WESTELL TECHNOLOGIES, INC.

750 North Commons Drive

Aurora, Illinois 60504

Proxy Statement

Annual Meeting of Stockholders to be held September 20, 2010

To the Stockholders of

WESTELL TECHNOLOGIES, INC.:

This Proxy Statement is being furnished in connection with the solicitation by the Board of Directors of Westell Technologies, Inc. of proxies for the Annual Meeting of Stockholders to be held at the Company’s Corporate Headquarters, 750 North Commons Drive, Aurora, Illinois, 60504, on Monday, September 20, 2010 at 10:00 a.m. Central Daylight Time for the purpose of considering and acting upon the matters specified in the Notice of Annual Meeting of Stockholders accompanying this Proxy Statement. As permitted by Securities and Exchange Commission rules, the Company is making this Proxy Statement and its annual report available to its stockholders electronically via the Internet. On August 10, 2010, we mailed to our stockholders a Notice containing instructions on how to access this Proxy Statement and our annual report and vote online. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the Proxy Statement and annual report. The Notice also instructs you on how you may submit your proxy over the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained on the Notice.

You may vote in person at the meeting or you may vote in advance of the meeting via the Internet, by telephone, or, if you request a paper copy of the proxy materials, by using the proxy card that will be enclosed with those materials. If you intend to use the proxy card, please mark, date and sign it, and then return it promptly in the postage-paid envelope that comes with the card. If you intend to vote over the telephone or via the Internet, please follow the instructions on the Notice of Internet Availability that you received. Those instructions are also available at www.proxyvote.com. You may then access these proxy materials and vote your shares over the internet or by telephone. The notice contains a control number that you will need to vote your shares over the internet or by telephone.

Proxies will be voted as specified. If no directions are specified on a duly submitted Proxy, the shares will be voted, in accordance with the recommendations of the Board of Directors, FOR the election of the seven directors nominated by the Board of Directors, FOR Proposal No. 2 to approve the amendment and restatement of the Westell Technologies, Inc. 2004 Stock Incentive Plan, FOR Proposal No. 3 to approve the Westell Technologies, Inc. Incentive Compensation Plan, FOR Proposal No. 4 to ratify the appointment of independent auditors, and in accordance with the discretion of the persons appointed as proxies on any other matter properly brought before the meeting. A Proxy may be revoked at any time prior to the voting thereof by written notice to the Secretary of the Company, by submitting a later dated proxy or by attending the meeting and voting in person.

A majority of the outstanding voting power of our Class A Common Stock and Class B Common Stock entitled to vote at this meeting and represented in person or by proxy will constitute a quorum. A quorum is needed for any proposal to be adopted.

The affirmative vote of the holders of a plurality of the voting power of the Class A Common Stock and Class B Common Stock of the Company, voting together as a single class, and represented in person or by proxy at the meeting is required for the election of directors. The affirmative vote of holders of a majority of the voting power of the Class A Common Stock and Class B Common Stock of the Company, voting together as a single class, represented in person or by proxy at the meeting is required to ratify the appointment of the independent auditors and to approve each of the incentive plans.

Shares represented by proxies which are marked “abstain” or to deny discretionary authority on any matter will be treated as shares present and entitled to vote and will have the same effect as votes against proposals 2, 3 and 4. Broker “non-votes” and the shares as to which stockholders abstain are included for purposes of determining whether a quorum of shares is present at a meeting. Broker “non-votes” will have no effect on the outcome of the election of directors, or proposals 2, 3 and 4. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Beginning with this year’s Annual Meeting, brokers and other nominees no longer have discretionary authority to vote shares in the election of directors without instructions from the beneficial owner of the shares. Brokers do have discretionary authority to vote shares on the ratification of the appointment of the independent registered public accounting firm without instructions from the beneficial owner.

Expenses incurred in the solicitation of proxies will be borne by the Company. Officers of the Company may make additional solicitations in person, by telephone, or other communications, without compensation apart from their normal salaries.

The Annual Report on Form 10-K for fiscal year ended March 31, 2010 (“fiscal year 2010”) accompanies this Proxy Statement. If you did not receive a copy of the report, you may obtain one at the Internet website listed above or by writing to the Secretary of the Company at the address of the corporate headquarters indicated above.

Only holders of record of our Class A Common Stock or Class B Common Stock at the close of business on July 23, 2010 are entitled to vote at the meeting. As of July 23, 2010, we had outstanding 52,705,065 shares of Class A Common Stock and 14,693,619 shares of Class B Common Stock, and such shares are the only shares entitled to vote at the meeting. Each share of Class A Common Stock is entitled to one vote and each share of Class B Common Stock is entitled to four votes on each matter to be voted upon at the meeting.

ELECTION OF DIRECTORS

At the Annual Meeting, seven directors are to be elected to hold office for terms expiring at the next annual meeting of stockholders. Our Bylaws provide that not less than six nor more than ten directors shall constitute the Board of Directors.

The Board of Directors has no reason to believe that any nominee will be unable or unwilling to serve. It is intended that the proxies will be voted for the election of the nominees listed below. In the unforeseen event that any such nominee is unable to serve, proxies may be voted for another nominee designated by the Board of Directors.

Nominees for Election for Terms Expiring at the 2011 Annual Meeting

The following table sets forth certain information with respect to the nominees, all of whom are current members of the Board of Directors.

Name	Age	Principal Occupation and Other Information
Richard S. Gilbert	57	Richard S. Gilbert has served as a Director of the Company, and as its President and Chief Executive Officer, since February 2009. He was appointed Chairman of the Board effective September 17, 2009. Prior to joining the Company, Mr. Gilbert served from 2005 as President and Chief Executive Officer of Kineto Wireless, Inc. (“Kineto”), a leading provider in Unlicensed Mobile Access technology as well as supporting products that are used to enable Fixed-Mobile Convergence. From 1998 to 2005, Mr. Gilbert was the Chairman and Chief Executive Officer of Copper Mountain Networks. Prior to Copper Mountain, Mr. Gilbert was the President of ADC Kentrox. Additionally, Mr. Gilbert has held numerous senior management positions with companies that include Make Systems, VitaLink Communications Corporation, and IBM Corporation. Mr. Gilbert’s senior leadership roles, industry experience, and education qualify him to serve as Chairman of the Company’s Board of Directors.

Robert W. Foskett(1)	33	Robert W. Foskett has served as a Director of the Company since September 2009. Mr. Foskett is the Managing Partner and Investment Committee Member of Table Mountain Capital LLC, a private investment company, a position he has served since 2006. Prior to joining Table Mountain Capital LLC, he served from 2002 to 2006 as a Research Director at L.H. Investments, a private investment company. Mr. Foskett holds a Master of Business Administration from the University of Denver, Daniels College of Business. Mr. Foskett’s investment experience and education qualify him to serve as a member of the Company’s Board of Directors.

James M. Froisland	59	James M. Froisland has served as a Director of the Company since March 2009. Mr. Froisland served as the Senior Vice President, Chief Financial Officer, Chief Information Officer and Corporate Secretary for Material Sciences Corporation a leading provider of material-based solutions for acoustical and coated metal applications, from June 2006 to March 2010. Prior to this role, Mr. Froisland served from 2002 as Senior Vice President, Chief Financial Officer and Chief Information Officer for InteliStaf Healthcare, Inc., a private provider of healthcare staffing services. He previously held executive and senior financial, accounting and information technology positions with a number of companies, including Burns International Services Corporation, Anixter International Inc., Allsteel, Inc.,

Name	Age	Principal Occupation and Other Information
		Budget Rent A Car Corporation and The Pillsbury Company. Mr. Froisland started his career with the public accounting firm, KPMG LLP and is a Certified Public Accountant. Mr. Froisland’s executive leadership roles in public and private companies as CFO and CIO qualify him to serve as a member of the Company’s Board of Directors and Audit Committee and Compensation and Corporate Governance Committee.

Dennis O. Harris	66	Dennis O. Harris has served as a Director of the Company since January 2010. Mr. Harris completed a nearly 38-year telecommunications career in 2002 as the President of Network Services at SBC Midwest, now a part of AT&T, which provides voice, video, data and broadband delivery services. Mr. Harris possesses a great depth of knowledge of the telecommunications industry and its participants, as well as extensive experience in the areas of operations, sales, customer service, and human resources. He remains active in the industry and continues in advisory roles to a number of companies. Mr. Harris holds a Bachelor’s degree from Texas A&M University - Commerce and has completed executive programs at Babson College and at Duke University’s Fuqua School of Business. He currently serves on the boards of London Medical Management, The R.J. Carroll Company and Advanced Receiver Technologies. Mr. Harris has been active in community service and has served on the board of the North Texas Minority Business Development Council and the American Red Cross of Dallas. Mr. Harris’ knowledge of operations, sales, customer service and human resources from his work experiences in the telecommunications industry and prior board experience qualify him to serve on the Board of Directors and Compensation and Corporate Governance Committee.

Martin D. Hernandez	52	Martin D. Hernandez has served as a Director of the Company since May 2009. Mr. Hernandez is currently the Chief Financial Officer of Kineto Wireless, Inc. (“Kineto”), an innovator and leading supplier of solutions that enable delivery of mobile services over broadband. Mr. Hernandez has served in this position since July 2006. Prior to that, Mr. Hernandez served as President and Chief Operating Officer of Rainmaker Systems, Inc., a leading provider of sales and marketing solutions, from September 2000 to March 2005 and as Rainmaker’s Chief Financial Officer beginning in October 1999. Prior to Rainmaker, he held senior financial and operational roles with Silicon Graphics and Meris Laboratories. Mr. Hernandez received his CPA while in the San Jose office of Price Waterhouse. Mr. Hernandez’s experience as a CPA and Chief Financial Officer as well as his experience in software and technology make him qualified to serve on the Board of Directors and Audit Committee.

Eileen A. Kamerick	52	Eileen A. Kamerick has been a director of Westell since December 2003. Ms. Kamerick is currently Managing Director and Chief Financial Officer of Houlihan Lokey, an international investment bank and advisory firm, a position she has served in since May 2010. Prior to that, Ms. Kamerick served as Senior Vice President, Chief Financial Officer and Chief Legal Officer of Tecta America Corporation, the largest commercial roofing company in the United States, with particular expertise in solar installations and greenroofs, since August 2008. Prior to joining Tecta America Corporation, she served as Executive Vice President and Chief Financial Officer of BearingPoint, Inc., a management and technology consulting firm,

Name	Age	Principal Occupation and Other Information
		from May 2008 to June 2008. On February 18, 2009, BearingPoint, Inc. filed for bankruptcy protection under Chapter 11 of the United States Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of New York. Prior to joining BearingPoint, Inc., she served as Executive Vice President, Chief Financial Officer and Chief Administrative Officer of Heidrick and Struggles International, Inc., an international executive search and leadership consulting firm, from June 2004 to May 2008. Ms. Kamerick served on the board of directors of The ServiceMaster Company from 2005 to 2007. She serves on the boards of Associated Bancorp and Global Compliance Services, as well as of the Boys and Girls Club of Chicago, Cove School, and Mercy Home for Boys and Girls. Ms. Kamerick’s executive experience with several public and private companies as CFO, her knowledge of corporate governance as well her service on public company boards qualify her to serve on the Board of Directors, as the Chair of the Audit Committee, and as member of the Compensation and Corporate Governance Committee.

Robert C. Penny III(1)	57	Robert C. Penny III has served as a Director of the Company since September 1998. He has been the managing partner of P.F. Management Co., a private investment company, since May 1980 and is the owner of Eastwood Land & Cattle, a private business. Mr. Penny’s years of service as a board member and his knowledge of the Company’s business and technology qualify him as a member of the Board of Directors and Compensation and Corporate Governance Committee.

(1)	Mr. Foskett is the nephew of Mr. Robert C. Penny III.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE

FOR ALL OF THE NOMINEES.

PROPOSAL NO. 2: APPROVAL OF AN AMENDMENT AND RESTATEMENT OF THE WESTELL TECHNOLOGIES, INC. 2004 STOCK INCENTIVE PLAN

There will be presented to the meeting a proposal to approve an amendment and restatement of the Westell Technologies, Inc. 2004 Stock Incentive Plan (the “Stock Incentive Plan”). The Board of Directors and the Compensation and Corporate Governance Committee of the Board have approved the amendment and restatement of the Stock Incentive Plan, subject to stockholder approval. The purpose of the Stock Incentive Plan is to enable the Company to provide officers, employees and non-employee directors of the Company and its subsidiaries with performance-based equity and monetary incentives, thereby attracting, retaining and rewarding such persons and strengthening the mutuality of interest between such persons and the Company’s stockholders.

As of June 30, 2010, there were 4,503,800 shares available under the Stock Incentive Plan. The Company is not seeking to increase the number of shares available under the Stock Incentive Plan. The Company is submitting the Stock Incentive Plan for periodic stockholder approval in accordance with Section 162(m) of the United States Internal Revenue Code, as amended (the “Code”), in order for awards under the Stock Incentive Plan to qualify as “performance-based compensation” and with Section 422 of the Code to permit the grant of options that will qualify as “incentive stock options”.

A summary of the principal features of the Stock Incentive Plan is provided below, but is qualified in its entirety by reference to the full text of the Stock Incentive Plan, which is attached as Annex A to this Proxy Statement.

Description of the Stock Incentive Plan

PLAN ADMINISTRATION

The Stock Incentive Plan will generally be administered by the Compensation and Corporate Governance Committee of the Board of Directors or another committee consisting of not less than two directors of the Company appointed by the Board of Directors (the “C&CG Committee”). The C&CG Committee is authorized to establish such rules and regulations in accordance with the Stock Incentive Plan as it deems necessary for the proper administration of the Stock Incentive Plan and to make such determinations and interpretations and to take such action in connection with the Stock Incentive Plan and any benefits granted thereunder as it deems necessary or advisable. The C&CG Committee may also authorize one or more officers of the Company to select employees to participate in the Stock Incentive Plan and to determine the number of option shares and other rights to be granted to such participants and any reference in the Stock Incentive Plan to the C&CG Committee shall include such officer or officers.

Failure to satisfy the requirements of Section 162(m) of the Code with respect to the grant of benefits under the Stock Incentive Plan will not affect the validity of the action of the C&CG Committee. However, it is the C&CG Committee’s intent to maximize the deductions under the Code as much as possible. Benefits and transactions in or involving benefits, intended to be exempt under Rule 16b-3 under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), must be duly and timely authorized by the Board or a committee consisting solely of two or more “non-employee directors” of the Company (as this requirement is applied under Rule 16b-3 promulgated under the Exchange Act). All determinations and interpretations made by the C&CG Committee shall be binding and conclusive on all participants and their legal representatives.

ELIGIBILITY

All officers, employees, and non-employee directors of the Company and its subsidiaries are eligible for benefits under the Stock Incentive Plan as determined by the C&CG Committee. The C&CG Committee shall consider such factors as it deems pertinent in selecting participants and in determining the type and amount of their respective benefits. As of June 30, 2010, there were approximately 380 employees and seven non-employee directors eligible to participate in the Stock Incentive Plan.

The maximum number of shares which may be awarded to any participant in any fiscal year during the term of the Stock Incentive Plan is 500,000 shares of Class A Common Stock, subject to the adjustment provisions discussed below.

SHARES AVAILABLE

The aggregate number of shares of Class A Common Stock that may be issued or transferred to participants under the Stock Incentive Plan shall not exceed 5,500,000 shares. This limit is subject to inclusion for reissuances of any shares granted but subsequently forfeited under the Company’s 1995 Stock Incentive Plan (“1995 Plan”). If there is a lapse, expiration, termination or cancellation of any stock option issued under the Stock Incentive Plan or the 1995 Plan prior to the issuance of shares, or if shares of Class A Common Stock are issued under the Stock Incentive Plan and thereafter are directly reacquired by the Company the shares subject to those options and the reacquired shares shall be added to the shares available for benefits under the Stock Incentive Plan or the 1995 Plan. Any shares covered by a stock appreciation right shall not be counted against the number of reserved shares unless and until they are issued and delivered to a participant. Any shares exchanged by an optionee in payment of the exercise price of any stock option, any shares retained by the Company pursuant to a participant’s tax withholding election, and any shares covered by a benefit which is settled in cash shall be added to the shares available under the Stock Incentive Plan.

The 5,500,000 shares of Class A Common Stock authorized under the Stock Incentive Plan represent 8.1% (eight and one tenth percent) of the currently outstanding shares of Class A Common Stock and Class B Common Stock of the Company as of May 31, 2010. As of June 30, 2010, there were 4,503,800 shares of Class A Common Stock available that may be used under the Stock Incentive Plan, which includes unused shares, as well as forfeitures under the 1995 Stock Incentive Plan.

On June 30, 2010, the closing price of the Company’s Class A Common Stock on the Nasdaq Stock Market was $1.57 per share.

GRANTS UNDER THE STOCK INCENTIVE PLAN

The Stock Incentive Plan permits the C&CG Committee to grant stock options, stock appreciation rights, stock awards, including restricted stock and restricted stock units, and performance awards, all as described below (collectively, “benefits”).

Stock Option Grants

The C&CG Committee may grant options qualifying as incentive stock options under the Code and nonqualified stock options. The term of an option shall be fixed by the C&CG Committee, but shall not exceed ten years. The option price shall not be less than the fair market value of common stock on the date of grant. The fair market value shall be determined on the date of grant. Payment for shares purchased upon exercise of a stock option must be made in full at the time of purchase. Payment may be made in cash, by the transfer to the Company of shares owned by the participant (or certification of such ownership), by a cashless exercise of the option or in such other manner as may be authorized by the C&CG Committee.

Incentive stock options may be granted only to employees of the Company. The aggregate fair market value (determined as of the time the option is granted) of the Class A Common Stock with respect to which incentive stock options are exercisable for the first time by a participant during any calendar year cannot exceed $100,000.

The C&CG Committee may provide that a stock option include the right to require a replacement stock option upon exercise of the original stock option, which must occur prior to termination of service to the Company and through payment of the exercise price in shares of Class A Common Stock

Stock Appreciation Rights

A stock appreciation right (“SAR”) entitles the grantee to receive upon exercise of the SAR the appreciation in the market price of a stated number of shares of common stock during a stated term. SARs entitle the grantee to receive the same economic value upon exercise that would have been derived from exercise of a stock option relating to the same number of shares. The term of a SAR shall be fixed by the C&CG Committee but cannot exceed ten years. Payment of the appreciation may be made in cash, in shares, or a combination of both at the discretion of the C&CG Committee. In its discretion, the C&CG Committee may substitute SARs that can be settled only in stock for outstanding stock options, at any time when the Company is subject to Fair Value Accounting in accordance with generally accepted accounting principles.

Stock Awards: Restricted Stock and Restricted Stock Unit

Restricted stock consists of shares which are transferred or sold by the Company to a participant, but are subject to substantial risk of forfeiture and to restrictions on their sale or other transfer by the participant. Restricted stock units provide a participant the right to receive shares at a future date in accordance with the terms of such grant upon the attainment of certain conditions specified by the C&CG Committee which include substantial risk of forfeiture and restrictions on their sale or other transfer by the participant. The C&CG Committee determines the eligible participants to whom, and the time or times at which, grants of restricted stock or restricted stock units will be made, the number of shares to be granted, the price to be paid, if any, the time or times within which the shares covered by such grants will be subject to forfeiture, the time or times at which the restrictions will terminate, and all other terms and conditions of the grants. Restrictions could include, but are not limited to, Performance Criteria (as described below), continuous service with the Company, the passage of time or other restrictions.

The grantee of restricted stock may not dispose of the shares prior to the expiration of the restriction period. During this period, the grantee would be entitled to vote the shares and, at the discretion of the C&CG Committee, receive dividends. Each certificate would bear a legend giving notice of the restrictions in the grant.

The grantee of restricted stock units may dispose of the shares subject to the award after the expiration of the restriction period and the delivery of the shares to the grantee. The grantee of restricted stock units would be entitled to receive dividend equivalents, at the discretion of the C&CG Committee.

Performance Awards

A performance award may take the form determined by the C&CG Committee, including without limitation, shares of Class A Common Stock, performance units (which may be payable in cash or shares of Class A Common Stock) and performance shares, or any combination thereof. Performance awards may be awarded as short-term or long-term incentives. The C&CG Committee will fix performance goals at its discretion which, depending on the extent to which they are met, will determine the number and/or value of performance awards that will be paid out to the participants, and may attach to such Performance Awards one or more restrictions. Performance goals may be based upon, without limitation, Companywide, divisional, project, team, and/or individual performance.

PERFORMANCE GOALS

Awards of restricted stock, restricted stock units and performance awards under the Stock Incentive Plan may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) of the Code, including, but not limited to, cash flow or cash flow per share; cash flow return on investment; cost; debt reductions; ratio of debt plus equity; profit before tax; economic profit; earnings before interest and taxes or earnings before interest, taxes, depreciation and amortization and adjusted versions of those or similar measures; operating earnings; economic value added; ratio of operating earnings to capital spending; free cash flow; net profit; net income (before or after taxes); operating margins, gross margins or cash margins; operating profit; reduction in costs; gross profits; return on capital; revenue; revenue performance, revenue growth or product revenue growth; net sales; sales growth; price of the Class A Common Stock or other capital stock of the Company; return on net assets, equity or stockholders’ equity; market share; total return to stockholders; or implementation, completion or attainment of measureable objectives with respect to research, development, products or projects, acquisitions or divestitures and recruiting and maintaining personnel (“Performance Criteria”). Any Performance Criteria may be used to measure the performance of the Company as a whole or any business unit of the Company and may be measured relative to a peer group or index. Performance Criteria shall be calculated in accordance with the Company’s financial statements. Performance goals may be based in the future on total stockholder return as compared with the Nasdaq Stock Market—U.S. Index and the Nasdaq Telecommunications Index or such other indices applied by the C&CG Committee.

ADJUSTMENTS

If the Company changes the number of issued shares of Class A Common Stock without new consideration to the Company, then the shares reserved for issuance under the Stock Incentive Plan and the shares covered by each outstanding benefit shall be adjusted so that the aggregate consideration payable to the Company shall not be changed. The number and class of shares available under the Stock Incentive Plan and the terms of outstanding awards may be adjusted by the C&CG Committee to prevent dilution or enlargement of rights in the event of various changes in the capitalization of the Company. The C&CG Committee shall, as it deems appropriate and equitable, have the right to (1) proportionately adjust the number and types of shares of Class A Common Stock (or other securities), exercise price, or performance standards of any or all benefits and (2) make provision for a cash payment or for substitution or exchange of any or all benefits, in connection with any extraordinary dividend or distribution, reclassification, recapitalization, stock split, reverse stock split, reorganization, merger, combination, consolidation, split-up, spin-off, combination, repurchase or exchange of Common Stock or securities of the Company, or similar, unusual or extraordinary corporate transaction or a sale of substantially all of the assets of the Company.

AMENDMENT OF THE STOCK INCENTIVE PLAN

The Board of Directors has the right and power to amend the Stock Incentive Plan, provided, however, that the Board of Directors may not amend the Stock Incentive Plan in a manner which would impair or adversely affect the rights of the holder of a benefit without the holder’s consent. The Company will obtain stockholder approval if the amendment increases the number of shares reserved under the Stock Incentive Plan, if the amendment increases the maximum amount of shares that may be subject to awards to a participant in a year or if the Code or any other applicable statute, rule or regulation, including, but not limited to, those of any securities exchange on which the stock is listed or traded, requires stockholder approval with respect to the Stock Incentive Plan or the amendment.

TERMINATION OF THE STOCK INCENTIVE PLAN

The Stock Incentive Plan may be terminated at any time by the Board of Directors. Termination will not in any manner impair or adversely affect any benefit outstanding at the time of termination.

COMMITTEE’S RIGHT TO MODIFY BENEFITS

Any benefit granted may be converted, modified, forfeited, or canceled, in whole or in part, by the C&CG Committee if and to the extent permitted in the Stock Incentive Plan, or applicable agreement entered into in connection with a benefit grant or with the consent of the participant to whom such benefit was granted. In no event shall the C&CG Committee cancel any outstanding stock option for the purpose of reissuing the option to the participant at a lower exercise price or reduce the option price of an outstanding option.

FEDERAL TAX TREATMENT

Under current law, the following are U.S. federal income tax consequences generally arising with respect to awards under the Stock Incentive Plan.

A participant who is granted an incentive stock option does not recognize any taxable income at the time of the grant or at the time of exercise. Similarly, the Company is not entitled to any deduction at the time of grant or at the time of exercise. If the participant makes no disposition of the shares acquired pursuant to an incentive stock option before the later of two years from the date of grant and one year from the date of exercise, any gain or loss realized on a subsequent disposition of the shares will be treated as a long-term capital gain or loss. Under such circumstances, the Company will not be entitled to any deduction for federal income tax purposes.

A participant who is granted a non-qualified stock option will not have taxable income at the time of grant but will have taxable income at the time of exercise equal to the difference between the exercise price of the shares and the market value of the shares on the date of exercise. The Company is entitled to a tax deduction for the same amount.

The grant of an SAR will produce no tax consequences for the participant or the Company. The exercise of an SAR results in taxable income to the participant equal to the difference between the exercise price of the shares and the market price of the shares on the date of exercise and a corresponding tax deduction to the Company.

A participant who has been granted an award of restricted stock, restricted stock units or performance share awards will generally not realize taxable income at the time of the grant, and the Company will not be entitled to a tax deduction at the time of the grant. When the restrictions lapse on restricted stock or the performance goals on performance shares are met, the participant will recognize taxable income in an amount equal to the fair market value of the shares at such time. A participant will realize taxable income upon delivery of shares pursuant to a restricted stock unit. In general, the Company will be entitled to a corresponding tax deduction except to the extent that restricted stock, restricted stock units or performance awards granted to the executive officers named in the Summary Compensation Table (other than the CFO) are not subject to restrictions based on Performance Criteria.

LIMITATION ON THE COMPANY’S DEDUCTION

Under Section 162(m) of the Code, the Company may not deduct otherwise deductible compensation paid to an executive officer who is subject to Section 162(m) of the Code to the extent that such compensation exceeds $1.0 million. An exception applies, however, for performance-based compensation if the terms under which such compensation is paid are approved by the Company’s stockholders and certain other requirements are satisfied. The C&CG Committee’s policy is to structure executive compensation in order to maximize the amount of the Company’s tax deduction. However, the C&CG Committee reserves the right to deviate from that policy to the extent it is deemed necessary to serve the best interests of the Company.

Although the Company intends that awards under the Stock Incentive Plan (other than awards not based on Performance Criteria) will satisfy the requirements to be considered performance-based compensation for purposes of Section 162(m) of the Code, there is no assurance such awards will satisfy such requirements, and, accordingly, Section 162(m) of the Code may limit the amount of deductions otherwise available to the Company (as described above) with respect to awards to such employees under the Stock Incentive Plan. The inclusion of the limits on individual awards and the Performance Criteria discussed above satisfy the requirements of Section 162(m) by establishing a maximum number of shares that may be represented by awards granted to any employee and by specifying the factors that may be used by the C&CG Committee with respect to awards made under the Stock Incentive Plan.

AWARDS SUBJECT TO SHAREHOLDER APPROVAL AND NEW PLAN BENEFITS

On April 13, 2010, the C&CG Committee authorized awards under the Stock Incentive Plan to the executive officers named below, and additional awards to non-officer employees, of restricted stock units, as well as performance-based awards of restricted stock units subject to achievement of a performance target set by the committee, in each case subject to shareholder approval of the Stock Incentive Plan at the Annual Meeting. For further discussion regarding the awards, including awards granted to the executive officers named below, see the “Compensation Discussion & Analysis” section of this Proxy Statement.

Name	RSUs	Performance-Based RSUs (at Target)
Richard S. Gilbert	205,000	205,000
Brian S. Cooper	105,000	105,000
Amy T. Forster	15,000	15,000
Brian G. Powers	60,000	60,000
Timothy J. Reedy	60,000	60,000
Christopher J. Shaver	70,000	70,000
Executive officers as a group	515,000	515,000
Non-executive directors as a group	0	0
Non-executive employees as a group	105,000	105,000

Additional awards of an aggregate of 70,000 shares of restricted stock were made to non-employee directors under the plan on April 1, 2010. Those awards are not subject to approval of the Stock Incentive Plan at the Annual Meeting of Stockholders.

The specific individuals who will be granted any additional awards under the Stock Incentive Plan will be determined by the C&CG Committee, subject to limits on the maximum amounts that may be awarded to any individual as described above. Accordingly, future awards to be received by or allocated to particular individuals under the Stock Incentive Plan, other than those set forth above, are not presently determinable.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE AMENDMENT AND RESTATEMENT OF THE 2004 STOCK INCENTIVE PLAN.

PROPOSAL NO. 3: APPROVAL OF THE WESTELL TECHNOLOGIES, INC.

INCENTIVE COMPENSATION PLAN

There will be presented to the meeting a proposal to approve the adoption of the Westell Technologies, Inc. Incentive Compensation Plan (the “Annual Incentive Plan”). The Board of Directors and the Compensation and Corporate Governance Committee of the Board (the “C&CG Committee”) have approved the Annual Incentive Plan, subject to stockholder approval. The purpose of the Annual Incentive Plan is to advance the interests of the Company and its stockholders and assist the Company in attracting and retaining executive officers and other key employees of the Company and its affiliates who, because of the extent of their responsibilities can make significant contributions to the Company’s success by their ability, industry, loyalty and exceptional services, by providing incentives and financial rewards to such executive officers.

For awards under the Annual Incentive Plan to qualify under Section 162(m) of the Internal Revenue Code as “performance-based compensation,” stockholder approval of the Annual Incentive Plan is required.

A summary of the principal features of the Annual Incentive Plan is provided below, but is qualified in its entirety by reference to the full text of the Annual Incentive Plan, which is attached as Annex B to this Proxy Statement.

Description of the Annual Incentive Plan

ELIGIBILITY

The individuals eligible to participate in the Annual Incentive Plan include the Company’s Chief Executive Officer and other officers or key employees of the Company and its affiliates. As of June 30, 2010, there were approximately 380 employees eligible to participate in the Annual Incentive Plan.

ADMINISTRATION AND PERFORMANCE CRITERIA

The C&CG Committee administers the Annual Incentive Plan and is charged with the responsibility for selecting the individuals to whom awards may from time to time be granted and the terms and conditions of each award. The C&CG Committee will establish specific performance targets for each participant, determine the period over which such performance will be measured and establish an objective formula for calculating the bonus payable to each participant. The C&CG Committee will take these actions within 90 days of the beginning of the performance period (or by the expiration of 25% of the performance period, if earlier).

Awards under the Annual Incentive Plan may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) of the Code, including, but not limited to, cash flow or cash flow per share; cash flow return on investment; cost; debt reductions; ratio of debt plus equity; profit before tax; economic profit; earnings before interest and taxes or earnings before interest, taxes, depreciation and amortization and adjusted versions of those or similar measures; earnings per share; operating earnings; economic value added; ratio of operating earnings to capital spending; free cash flow; net profit; net income (before or after taxes); operating margins, gross margins or cash margins; operating profit; reduction in costs; gross profits; return on capital; revenue; revenue performance, revenue growth or product revenue growth; net sales; sales growth; price of the Class A Common Stock or other capital stock of the Company; return on net assets, equity or stockholders’ equity; market share; total return to stockholders; or implementation, completion or attainment of measureable objectives with respect to research, development, products or projects, acquisitions or divestitures and recruiting and maintaining personnel. Any Performance Criteria may be used to measure the performance of the Company as a whole or any business unit of the Company and may be measured relative to a peer group or index. Performance Criteria shall be calculated in accordance with the Company’s financial statements. Performance goals may be based in the future on total stockholder return as compared with the Nasdaq Stock Market—U.S. Index and the Nasdaq Telecommunications Index or such other indices applied by the C&CG Committee.

BONUS PAYMENT

Following the conclusion of each performance period, the C&CG Committee will certify the attainment of the performance goals established pursuant to plan and the satisfaction of all other terms required under the plan for each performance period.

The amount actually paid to a participant (which may be made in cash or in shares under a stockholder-approved equity compensation plan) may, in the sole discretion of the C&CG Committee, be less than the amount otherwise payable to the participant based on attainment of the performance targets for the performance period. The maximum amount that may be payable to any participant under the Annual Incentive Plan in any 12-month period is $2.0 million.

AMENDMENT

The Board may, from time to time, alter, amend, suspend or terminate the Annual Incentive Plan as it shall deem advisable, subject to any requirement for stockholder approval imposed by applicable law, including Section 162(m) of the Code. Among the amendments requiring stockholder approval are the addition of new performance criteria and an increase in the maximum amount payable to any participant. No amendments to, or termination of, the Annual Incentive Plan may in any way impair the rights of a participant without such participant’s consent.

FEDERAL INCOME TAX CONSEQUENCES

An executive or key employee will realize income at the time an award is paid to the executive or key employee under the Annual Incentive Plan. The Company will be entitled to a deduction for the amount of the award at the same time provided that, with respect to the deduction to be taken for any award paid to an executive officer who is subject to Section 162(m) of the Code which exceeds, when combined with other compensation paid to that officer, $1.0 million, the Annual Incentive Plan continues to qualify for such deduction under Section 162(m).

AWARDS SUBJECT TO SHAREHOLDER APPROVAL AND NEW PLAN BENEFITS

On March 30, 2010, the C&CG Committee authorized awards with respect to fiscal year 2011 under the Annual Incentive Plan to the executive officers named below, and additional awards to non-officer employees, in each case subject to achievement of a performance targets set by the committee and subject to shareholder approval of the Annual Incentive Plan at the Annual Meeting. For further discussion regarding the awards, including awards granted to the executive officers named below, see the “Compensation Discussion & Analysis” section of this Proxy Statement.

Name	Target Award ($)
Richard S. Gilbert	250,000
Brian S. Cooper	135,000
Amy T. Forster	112,500
Brian G. Powers	112,500
Timothy J. Reedy	127,500
Christopher J. Shaver	112,500
Executive officers as a group	835,000
Non-executive directors as a group	0
Non-executive officer employees as a group	1,725,000

The specific individuals who will be granted any additional awards under the Annual Incentive Plan will be determined by the C&CG Committee, subject to limits on the maximum amounts that may be awarded to any individual as described above. Accordingly, future awards to be received by or allocated to particular individuals under the Annual Incentive Plan, other than those set forth above, are not presently determinable.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE

INCENTIVE COMPENSATION PLAN.

PROPOSAL NO. 4: RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS

The Audit Committee has appointed Ernst & Young LLP, an independent registered public accounting firm, as auditors for the fiscal year ending March 31, 2011 (“fiscal 2011”). The Board of Directors and the Audit Committee recommend that stockholders ratify the appointment of Ernst & Young. Although we are not required to do so, the Company believes that it is appropriate to request that stockholders ratify the appointment of Ernst & Young as our independent auditors for fiscal 2011. If stockholders do not ratify the appointment, the Audit Committee will investigate the reasons for the stockholders’ rejection and reconsider the appointment. Representatives of Ernst & Young will be at the Annual Meeting, will be given the opportunity to make a statement, and will be available to respond to appropriate questions.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING MARCH 31, 2011.

Fees to the Company’s Auditors

Set forth below is a summary of certain fees paid to our independent auditors, Ernst & Young LLP, for services for the fiscal years 2010 and 2009.

	Fiscal 2010	Fiscal 2009
Audit Fees	$717,000	$799,000
Audit-Related Fees	19,200	35,000
Tax Fees	96,200	25,000
All Other Fees	—	—

Total	$832,400	$859,000

Audit Fees

Audit fees were for professional services rendered in connection with the audit of our annual financial statements set forth in our Annual Reports on Form 10-K and the review of our quarterly financial statements set forth in our Quarterly Reports on Form 10-Q.

Audit-Related Fees

The audit-related fees were for professional services rendered in connection with statutory audit of financial statements for a subsidiary.

Tax Fees

Tax fees consist of fees billed for professional services for tax compliance and other tax consulting.

Approval of Services Provided by Independent Registered Public Accounting Firm

The Audit Committee has considered whether the services provided under other non-audit services are compatible with maintaining the auditor’s independence and has determined that such services are compatible. The Audit Committee has adopted policies and procedures for pre-approving all non-audit work performed by Ernst & Young. The Committee will annually pre-approve services in specified accounting areas. The Committee also annually pre-approves the budget for annual generally accepted accounting principals (GAAP) and statutory audits.

CORPORATE GOVERNANCE

Board Leadership Structure and Risk Oversight

The Board believes that its collective experience, knowledge of the Company and familiarity with the industries in which the Company operates, among other things, place the Board in the most favorable position to determine the optimal leadership structure for the Company. The Board has determined that combining the role of the Chairman of the Board and Chief Executive Officer is the optimal structure for the Company at this time, and it does not require a designated lead director. The Board believes that the stockholders are best served by Mr. Gilbert occupying both roles, thereby unifying the leadership and direction of the Board with management of the Company. The arrangement also facilitates communication and provides efficiencies.

The Board, as a whole and through its committees, has responsibility for the oversight of risk management. The Company’s officers are responsible for the day-to-day management of the material risks faced by the Company, including the identification of risks, assessment of economic consequences and tradeoffs, and plans and processes for mitigation of risk, as appropriate. In its oversight role, the Board is responsible for assuring that risk management processes designed and implemented by management are adequate and functioning as designed. The Company strategies for each business unit include key risks and uncertainties that are reviewed by the Board at least annually, and the Board of Directors receives regular updates from management regarding the status of key risks facing the Company.

In addition to the role of the full Board, committees of the Board each oversee certain aspects of risk management. The Audit Committee oversees risk management related to financial and financial reporting matters, including the Company’s system of internal controls. The C&CG Committee oversees risks related to compensation policies and practices and is responsible for overseeing corporate governance matters.

Board Committees

The Board of Directors currently has a standing Audit Committee and a Compensation and Corporate Governance Committee. During fiscal year 2010, the Nominating Committee was renamed the Corporate Governance and Nominating Committee. It was subsequently combined with the Compensation Committee in October of 2009 into the Compensation and Corporate Governance Committee. The members of the committees during fiscal year 2010 are identified in the following table.

Director	Audit	Compensation and Corporate Governance	Compensation	Corporate Governance and Nominating
Richard S. Gilbert(1)				Member
John W. Seazholtz(2)	Member		Member	Chair
James M. Froisland(3)	Member	Member
Dennis O. Harris(4)		Member
Martin D. Hernandez(5)	Member
Eileen A. Kamerick(3)	Chair	Member		Member
Robert C. Penny III		Member	Member
Melvin J. Simon(2)				Member
Martin H. Singer		Chair	Chair

(1)	Effective June 23, 2009, Mr. Gilbert no longer served on this Committee. The director nominations for the 2009 Annual Meeting of Stockholders were made by the committee after Mr. Gilbert ceased committee service.
(2)	Messrs. Seazholtz and Simon terms as Directors expired at the 2009 Annual Meeting on September 17, 2009.
(3)	Effective May 5, 2010, Mr. Froisland and Ms. Kamerick no longer served as members of the C&CG Committee.
(4)	Mr. Harris was appointed to the Board effective January 22, 2010. He was appointed to the Compensation and Corporate Governance Committee effective May 5, 2010.
(5)	Mr. Hernandez was appointed to the Board and Audit Committee effective May 27, 2009.

The Board of Directors held 5 meetings during fiscal year 2010. During fiscal year 2010, each director, during the period in which he or she served as a director and on a committee of the Board, attended 75 percent or more of the total number of meetings held by the Board of Directors and all committees on which he or she served. Following the regularly scheduled Board meetings, the non-employee independent directors routinely conduct separate executive sessions. The Board is authorized to directly engage outside consultants and legal counsel to assist and advise them, as needed.

The Audit Committee

The Audit Committee met nine times in fiscal year 2010. The Audit Committee is a separately designated committee of the Board, established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The Audit Committee generally has direct responsibility for appointing, compensating, retaining and overseeing the work of any independent auditors. The Committee also is responsible for reviewing the plan and scope of the annual audit, reviewing our audit functions and systems of control, reviewing and pre-approving audit and permissible non-audit services, reporting to the full Board of Directors regarding all of the foregoing and carrying out the other responsibilities set forth in its charter. The Board of Directors has determined that each member of the Audit Committee as an “audit committee financial expert,” as that term is defined in the SEC rules adopted pursuant to the Sarbanes-Oxley Act. The Board of Directors has determined that each current member of the Audit Committee is independent as defined in the NASDAQ listing standards. The Audit Committee charter is available in the corporate governance section under Investor Relations on our website at www.westell.com.

The Compensation and Corporate Governance Committee

During the fiscal year 2010, the Nominating Committee was renamed the Corporate Governance and Nominating Committee and then combined with the Compensation Committee in October of 2009 into the renamed Compensation and Corporate Governance Committee. These committees collectively are referred to as the C&CG Committee in discussions below. The C&CG Committee charter is available in the corporate governance section under Investor Relations on our website at www.westell.com. The Nominating Committee met twice in fiscal year 2010. The C&CG Committee met three times and the Compensation Committee met four times in fiscal year 2010.

In carrying out the Company’s compensation activities, the C&CG Committee is responsible for, among other things, evaluating and setting the compensation for our CEO. Company management is responsible for recommending to the committee the amount of compensation of our other executive officers. The C&CG Committee sets executive compensation by evaluating base salary, benefits, annual incentive compensation (“Incentive Plan”) and long-term equity incentives on an annual basis. It reviews recommendations regarding other executive officers and has the authority to approve or revise such recommendations. The CEO and other members of management do not participate in deliberations relating to their own compensation. Under its charter, the C&CG Committee may form and delegate authority to subcommittees as it deems appropriate. For fiscal year 2010, the C&CG Committee reviewed and approved the total compensation package for each of the Company’s executive officers.

The C&CG Committee has the authority under its charter to hire and pay a fee to consultants or search firms to assist in the process of identifying and evaluating director candidates and/or to evaluate the Company’s compensation structures and levels. As described below, during fiscal year 2010, the services of an independent compensation consultant were used to assist the C&CG Committee in establishing the Company’s compensation goals and objectives for fiscal year 2011. The Committee also has the responsibility for recommending to the Board the level and form of compensation and benefits for directors.

In carrying out the Company’s corporate governance and nomination activities, the C&CG Committee is responsible for developing the criteria and qualifications for membership on the Board, reviewing and making recommendations to the Board as to whether existing directors should stand for re-election, considering, screening and recommending candidates to fill new or open positions on the Board, recommending Director nominees for approval by the Board and the stockholders; recommending Director nominees for each of the Board’s committees, reviewing candidates recommended by stockholders, and conducting appropriate inquiries into the backgrounds and qualifications of possible candidates. In general, the C&CG Committee believes directors should have high ethical and moral standards, relevant business experience and expertise, industry and technology experience knowledge applicable to the industry and management experience.

Independence

The Board of Directors has determined that each of the members who served on the C&CG Committee, with the exception of Mr. Gilbert, is independent as defined in the NASDAQ listing standards. Mr. Gilbert is the Company’s Chief Executive Officer and as an executive officer, he is precluded from serving on the C&CG Committee under the NASDAQ listing standards and the C&CG Committee charter. Mr. Gilbert no longer serves on the C&CG Committee and the Company has been operating in compliance with this provision of the NASDAQ listing standards and the Committee charter since June 23, 2009.

Risk Management

Westell management and the C&CG Committee views compensation practices as an important element of Enterprise Risk Management. It is our intention to create incentive packages that reward longer-term, sustainable growth rather then incentive structures which encourage high-risk behaviors. Additionally, we view compensation as an important element in limiting the risk of losing key executives and employees and the concomitant loss of talent and skill required to operate the business. Consistent with new SEC disclosure requirements, we have assessed the Company’s compensation programs and have concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

Director Nominations

The C&CG Committee considers many factors when considering candidates for the Board of Directors and strives for the Board to be comprised of directors with a variety of complementary experience and backgrounds who have high-level managerial experience in complex organizations and who represent the balanced interest of stockholders as a whole rather than those of special interest groups.

Other important factors in Board composition include strength of character, mature judgment, specialized expertise, relevant technical skills, diversity, level of education, broad-based business acumen, experience and understanding of strategy and policy-setting. Depending upon the current needs of the Board of Directors, certain factors may be weighed more or less heavily by the C&CG Committee.

In considering candidates for the Board of Directors, the C&CG Committee considers the entirety of each candidate’s credentials and does not have any specific minimum qualifications that must be met by a recommended nominee. However, the C&CG Committee does believe that all members of the Board of Directors should have high ethical and moral standards, relevant business experience and expertise, industry and technology experience knowledge applicable to the industry and management experience and sufficient time to devote to Board matters. In addition, the C&CG Committee considers independence and potential conflict issues with respect to directors standing for re-election and other potential nominees, and whether any candidate has special interests that would impair his or her ability to effectively represent the interests of all stockholders. In the case of current Directors being considered for renomination, the C&CG Committee will also take into account the director’s history of attendance at meetings of the Board of Directors or its committees, the Director’s tenure as a member of the Board of Directors, and the Director’s preparation for and participation in such meetings. In the case of potential nominees, the C&CG Committee also considers the individual committee needs and may evaluate candidates in light of requirements and qualifications applicable to each committee, including SEC, stock exchange and other applicable requirements.

Although there is no formal policy, the C&CG Committee also considers the diversity of the candidates, and of the Board of Directors as a whole, based on factors such as business and personal background, experience and potential contributions to the Board of Directors. The Committee and the Board attempt to ensure that the Board of Directors is comprised of individuals with experience in both complementary and differentiated industries, and representing a variety of disciplines, in order to bring diverse business experience, knowledge and perspectives to the Board of Directors.

During fiscal year 2010, Mr. Hernandez, Mr. Foskett and Mr. Harris were added to the Company’s Board of Directors. Mr. Hernandez and Mr. Harris were recommended as director candidates to the C&CG Committee by Mr. Gilbert, the Company’s Chief Executive Officer, while Mr. Foskett was recommended by Mr. Penny, a director of the Company. The committee recommends candidates to the Board of Directors after consultation with the Chairman of the Board.

Stockholders who wish to suggest qualified candidates should write to the Secretary, Westell Technologies, Inc., 750 North Commons Drive, Aurora, Illinois, 60504, specifying the name of any candidates and stating in detail the qualifications of such persons for consideration by the C&CG Committee. A written statement from the candidate consenting to be named as a candidate and, if nominated and elected, to serve as a director should accompany any such recommendation. Stockholders who wish to nominate a director for election at an annual meeting of the stockholders must comply with our bylaws regarding stockholder proposals and nominations. See “Proposals of Stockholders” contained herein.

Attendance at Annual Stockholder Meetings

The Company expects all board members to attend the annual meeting of stockholders, but from time to time, other commitments may prevent a director from attending the meeting. All but one of the seven directors serving at that time attended the most recent annual meeting of stockholders, which was held on September 17, 2009.

Director Independence

In general, the Board determines whether a board member is independent by following the corporate governance rules of the NASDAQ Global Select Stock Market (“NASDAQ”) and the applicable rules of the Securities and Exchange Commission (“SEC”). Our Board of Directors has determined that each of Messrs. Seazholtz, Foskett, Froisland, Harris, Hernandez, Penny, Simon, and Singer and Ms. Kamerick are (or were during their time of service) “independent” under the NASDAQ and SEC rules. In making independence determinations, the Board considered the relationships reported under related party transactions in this Proxy Statement as well as shareholding of individuals, and the registration rights with respect to the shares of common stock held in the Voting Trust that we have granted to Robert C. Penny III and Melvin J. Simon, as Trustees of the Voting Trust.

Communications with Directors

The Board of Directors has established a process for stockholders to communicate with members of the Board. If a stockholder has any concern, question or complaint regarding any accounting, auditing or internal controls matters, as well as any issues arising under Westell’s Code of Business Conduct or other matters that he or she wishes to communicate to Westell’s Audit Committee or Board of Directors, the stockholder can reach the Westell Board of Directors by mail at Westell Technologies, Inc., Board of Directors, 750 North Commons Drive, Aurora, Illinois, 60504. From time to time, the Board of Directors may change the process that stockholders may communicate to the Board of Directors or its members. Please refer to our website at www.westell.com for any changes in this process.

Executive Officers

The following sets forth certain information with respect to our executive officers.

Name	Age	Position
Richard S. Gilbert	57	Chairman, President and Chief Executive Officer
Brian S. Cooper	53	Senior Vice President , Chief Financial Officer, Treasurer and Secretary
Amy T. Forster	43	Senior Vice President and Chief Accounting Officer, Assistant Treasurer and Assistant Secretary
Brian G. Powers	56	Senior Vice President
Timothy J. Reedy	48	Senior Vice President
Christopher J. Shaver	46	Senior Vice President

Richard S. Gilbert – Richard S. Gilbert has served as President, Chief Executive Officer and Director of the Company since February 2009. He was appointed as Chairman of the Board effective September 17, 2009. Prior to joining the Company, Mr. Gilbert served as President and Chief Executive Officer of Kineto Wireless, Inc. (“Kineto”), an innovator and leading supplier of solutions that enable delivery of mobile services over broadband, since 2005. From 1998 to 2005, Mr. Gilbert was the Chairman and Chief Executive Officer of Copper Mountain Networks, a company that developed digital subscriber line communications products that enable high-speed broadband connectivity over existing copper phone lines. Prior to Copper Mountain, Mr. Gilbert was the President of ADC Kentrox. Additionally, Mr. Gilbert has held numerous senior management positions with companies that include Make Systems, VitaLink Communications Corporation, and IBM Corporation.

Brian S. Cooper – Brian S. Cooper has served as Senior Vice President and Chief Financial Officer of Westell since April 2009. In May 2009, Mr. Cooper was appointed as Treasurer and Secretary of the Company. Prior to joining the Company, Mr. Cooper served since 2007 as Chief Financial Officer and Treasurer of Fellowes, Inc., a privately-held global manufacturer and marketer of office products and solutions. From 2001 to 2007, Mr. Cooper was the Senior Vice President and Treasurer of United Stationers, Inc., a national wholesale distributor of business products. He previously held senior financial positions with Burns International Services Corporation, a provider of investigative services, security guard staff, and other related services and Amoco Corporation, a global chemical and oil company.

Amy T. Forster – Amy T. Forster was named Senior Vice President and Chief Accounting Officer of Westell in April 2009 when Brian S. Cooper joined the Company as Chief Financial Officer. Ms. Forster served as Chief Financial Officer and Treasurer from July 2007 to April 2009 and May 2009, respectively. She served as Secretary from October 2007 to May 2009. Ms. Forster initially joined Westell in 1994 as Controller and also served as Executive Director of Finance. Ms. Forster had a brief departure from the Company from December 2006 to June 2007, when she served as the Managing Director of Finance and Controller of Claymore Securities, Inc., a privately held financial services firm. Ms. Forster served as Controller for Syntronic Instruments, Inc. from 1992 to 1994. After earning her CPA, Ms. Forster began her career as an auditor with Arthur Andersen LLP from 1989 to 1992.

Brian G. Powers – Brian G. Powers has served as Senior Vice President, General Manager of the Outside Plant Systems (“OSPlant Systems”) Division of the Company since April 2009. Mr. Powers joined Westell in 1990 as Marketing Director. Since then he has held various leadership roles, including Vice President of Business Development and Vice President, General Manager of Sales. Prior to joining Westell, Mr. Powers was CPE Business Unit Director for Rockwell International Corporation. He has also held several other technical consulting and sales positions for firms in the telecommunications industry.

Timothy J. Reedy – Timothy J. Reedy has served as Senior Vice President, Chief Executive Officer of Conference Plus, Inc., a subsidiary of the Company, since October 2002. Prior to joining the Company, Mr. Reedy was Vice President, Finance and Marketing with MCI/WorldCom Conferencing. From 1993 to 1995, Mr. Reedy also served as Vice President, Finance and Marketing at Darome Teleconferencing. From 1984 to 1993, Mr. Reedy held several management position with the former Ameritech Mobile Communications, Inc.

Christopher J. Shaver – Before being named Senior Vice President, General Manager of Westell’s Customer Networking Systems (“CNS”) business unit in April of 2009, Mr. Shaver served since April 2007 as Senior Vice President of Engineering and Chief Technology Officer of Westell, Inc. Mr. Shaver joined Westell in January 2005 as Vice President of Engineering. Prior to Westell, Mr. Shaver was Vice President of Engineering at Copper Mountain Networks, a company that developed digital subscriber line communications products that enable high-speed broadband connectivity over existing copper phone lines, from 2002 to 2005. Before Copper Mountain, he was co-founder and Vice President of Engineering at Oresis Communications, and in the 1990’s, Mr. Shaver had various engineering roles at ADC Kentrox.

Code of Business Conduct

The Company has adopted a Code of Business Conduct within the meaning of Item 406(b) of Regulation S-K. This Code of Business Conduct applies to our all of our directors and officers (including the principal executive officer, the principal financial officer and any person performing similar functions) and employees. A copy of this Code of Business Conduct is available on the Company’s website and the Company intends to satisfy the disclosure requirement under Item 5.05 of Form 8-K by posting on its website (http://www.westell.com) within four business days after their respective dates any amendments to, or waivers from, its Code of Business Conduct applicable to its principal executive officer, principal financial officer and any person performing similar functions. Copies of the Code of Business Conduct will be provided free of charge upon written request directed to the Secretary of the Company at the address of the principal executive offices.

OWNERSHIP OF THE CAPITAL STOCK OF THE COMPANY

Directors and Executive Officers

The following table sets forth the beneficial ownership (and the percentages of outstanding shares represented by such beneficial ownership) as of June 30, 2010, of (i) each director, (ii) our Chief Executive Officer, Chief Financial Officer, the former Chief Financial Officer who is currently the Chief Accounting Officer, and our three other most highly compensated executive officers during fiscal year 2010 (the “named executive officers” or “NEOs”) and (iii) all directors and executive officers as a group. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed below, based on information provided by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Persons, who have the power to vote or dispose of common stock of the Company, either alone or jointly with others, are deemed to be beneficial owners of such common stock.

Name	Number of Class A Shares(1)(2)		Number of Class B Shares(2)		Percent of Class A Common Stock(3)	Percent of Class B Common Stock(3)	Percent of Total Voting Power(3)
Non-Employee Directors
Robert W. Foskett	30,000		985,639	(4)	*	6.7%	3.6%
James M. Froisland	30,000		—		*	—	*
Dennis O. Harris	30,000		—		*	—	*
Martin D. Hernandez	30,000		—		*	—	*
Eileen A. Kamerick	127,000		—		*	—	*
Robert C. Penny III	128,506	(5)	13,707,979	(6)	*	93.3%	49.3%
Martin H. Singer	25,000		—		*	—	*

Named Executive Officers
Richard S. Gilbert	125,000	(7)	—		*	—	*
Brian S. Cooper	62,500	(8)	—		*	—	*
Amy T. Forster	102,090		—		*	—	*
Brian G. Powers	185,411		—		*	—	*
Timothy J. Reedy	180,000		—		*	—	*
Christopher J. Shaver	223,191		—		*	—	*
All Directors and Executive Officers as a group (13 Persons)	1,278,698		14,693,618		2.4%	100.0%	53.9%

*	Less than 1%.
(1)	Includes options to purchase shares that are exercisable within 60 days of June 30, 2010 as follows: Ms. Kamerick: 87,000 shares, Mr. Penny: 37,000 shares; Mr. Gilbert: 25,000, Ms. Forster: 102,000 shares; Mr. Powers: 145,230 shares; Mr. Reedy: 110,000 shares, Mr. Shaver: 183,600 shares; and all directors and executive officers as a group: 689,830 shares.
(2)	Holders of Class B Common Stock have four votes per share and holders of Class A Common Stock have one vote per share. Class A Common Stock is freely transferable and Class B Common Stock is transferable only to certain transferees but is convertible into Class A Common Stock on a share-for-share basis.
(3)	Percentage of beneficial ownership and voting power is based on 52,733,265 shares of Class A Common Stock and 14,693,619 shares of Class B Common Stock outstanding as of June 30, 2010.
(4)	Mr. Foskett has a pecuniary interest in 564,835 shares of Class B Common Stock held in the Voting Trust Agreement dated February 23, 1994, as amended (the “Voting Trust”), among Robert C. Penny III and Melvin J. Simon, as trustees (the “Trustees”), and certain members of the Penny family and the Simon family. The Trustees have joint voting and dispositive power over all shares in the Voting Trust.
(5)	Includes 61,506 shares held in trust for the benefit of a relative for which Mr. Penny is trustee and has sole voting power; Mr. Penny disclaims beneficial ownership of the shares.
(6)	Includes 13,570,175 shares of Class B Common Stock held by Messrs. Penny and Simon, as Trustees pursuant to the Voting Trust, the Trustees, and certain members of the Penny family and the Simon family. The Trustees have joint voting and dispositive power over all shares in the Voting Trust. Messrs. Penny and Simon each disclaim beneficial ownership with respect to all shares held in the Voting Trust in which they do not have a pecuniary interest. The Voting Trust contains 4,004,236 shares held for the benefit of Mr. Penny and 137,804 shares held for the benefit of Mr. Simon. The address for Messrs. Penny and Simon is Melvin J. Simon & Associates, Ltd., 4343 Commerce Court, Suite 616, Lisle, Illinois, 60532.
(7)	100,000 shares are held by Richard S. and Belinda B. Gilbert as co-trustees of the Gilbert Revocable Trust.
(8)	Shares are held jointly with Mr. Cooper’s spouse.

Certain Stockholders

The following table sets forth certain information with respect to each person known by us to be the beneficial owner of five percent or more of either class of the Company’s outstanding common stock, other than Messrs. Penny and Simon whose information is set forth above. The content of this table is based upon the most current information contained in Schedules 13F and 13G filed with the SEC.

Name and Address of Beneficial Owner(1)	Number of Class A Shares(2)	Number of Class B Shares(2)	Percent of Class A Common Stock	Percent of Class B Common Stock	Percent of Total Voting Power(3)
Heartland Advisors, Inc. 789 N. Water Street Suite 500 Milwaukee, WI 53202	4,800,000	—	9.1%	—	4.3%

Renaissance Technologies LLC 800 Third Avenue New York, NY 10022	3,424,229	—	6.5%	—	3.1%

Royce & Associates LLC. 1414 Avenue of Americas New York, NY 10019	3,320,550	—	6.3%	—	3.0%

(1)	In its capacity as an investment manager, the beneficial owner may be deemed to beneficially own the shares of Class A Common Stock listed in the table. The shares listed in the table by the beneficial owner for its own account or for the account of its clients.
(2)	Holders of Class B Common Stock have four votes per share and holders of Class A Common Stock have one vote per share. Class A Common Stock is freely transferable and Class B Common Stock is transferable only to certain transferees but is convertible into Class A Common Stock on a share-for-share basis.
(3)	Percentage of beneficial ownership and voting power is based on 52,733,265 shares of Class A Common Stock and 14,693,619 shares of Class B Common Stock outstanding as of June 30, 2010.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The Compensation Discussion and Analysis discusses the underlying principles, policies and practices of the Company with respect to the compensation of its named executive officers (“NEO’s”). The discussion in this section explains how and why we have arrived at the material compensation decisions for our NEO’s. It also provides context for understanding the detailed information provided in the compensation tables and narrative information contained in this Proxy Statement.

The following table sets forth our NEO’s as of March 31, 2010.

Name	Position
Richard S. Gilbert	Chairman, President and Chief Executive Officer
Brian S. Cooper(1)	Senior Vice President, Chief Financial Officer, Treasurer and Secretary
Amy T. Forster(1)	Senior Vice President, Chief Accounting Officer, Assistant Treasurer and Assistant Secretary
Brian G. Powers	Senior Vice President
Timothy J. Reedy	Senior Vice President
Christopher J. Shaver	Senior Vice President

(1)	On April 20, 2009, Brian S. Cooper became the Company’s Vice President and Chief Financial Officer. On that same date, Amy T. Forster, the Company’s prior Chief Financial Officer, assumed the responsibilities of the newly created position of Chief Accounting Officer (“CAO”). Because Mr. Cooper and Ms. Forster both served as Chief Financial Officer during fiscal year 2010, both are considered named executive officers under the federal securities law and therefore appear in the compensation tables below.

Annual Compensation Process

The C&CG Committee is responsible for making compensation decisions for the NEO’s and other senior officers of the Company. The Committee solicits input from the CEO regarding each NEO and other senior officers regarding individual performance. The Committee generally determines compensation arrangements at the end of the fourth fiscal quarter for the next fiscal year or at the beginning of the current fiscal year.

Compensation Consultant

The C&CG Committee did not utilize the services of a compensation consultant in setting fiscal year 2010 compensation, in part because no increases were contemplated for fiscal year 2010. Consistent with the recommendation of the CEO, the C&CG Committee determined to freeze annual salaries, reduce annual cash bonus targets, and limit equity awards solely to new hires in fiscal year 2010 due to an uncertain economic environment and other issues facing the Company.

In September of 2009, the C&CG Committee engaged The Delves Group, an independent, Chicago-based compensation consulting firm, as its Independent Compensation Consultant (“ICC”) to assist the Committee in establishing the Company’s compensation goals and objectives for fiscal year 2011. The ICC provides no services to the Company other than services it provides to the C&CG Committee. At the Committee’s request, the Delves Group provided relevant peer group and survey data on the compensation practices of other companies, and it advised the Committee on industry trends in executive compensation. An analysis of the compensation arrangements of nine of our senior officers (including each of the NEOs) was also conducted by The Delves Group, which included a comparison of our executive compensation against a peer group of publicly traded companies.

Peer Group

The peer group is a selection of publicly traded companies that are comparable to us in general terms including broad industry sectors and size. The Committee, with the assistance from management and the ICC, is responsible for selecting the companies that are included within the peer group. For fiscal 2011, the peer group selected consisted of the following 18 companies with revenues ranging from approximately $55 million to $656 million and median revenues of $112 million. The Company’s revenue for fiscal year 2010 was $181.5 million, which is above the peer group median. The peer group companies are:

• Airvana, Inc.	• Communications Systems Inc.	• LeCroy Corporation
• Axesstel, Inc.	• Comtech Telecommunications Corp.	• PCTEL, Inc.
• Bel Fuse, Inc.	• EF Johnson Communications, Inc.	• Sonus Network, Inc.
• Berliner Communications, Inc.	• Extreme Networks, Inc.	• TEKELEC
• Ciena Corporation	• Keithly Instruments, Inc.	• VASCO Data Security, Inc.
• Cobra Electronics Corp.	• KVH Industries, Inc.	• Zhone Technologies, Inc.

The compensation data derived from this peer group consisted of annual and long-term compensation amounts representing annual averages over a three-year period. The ICC provided a competitive analysis of compensation expressed in dollars and percentile standings against the peer group. It also provided comparable information from two industry benchmark surveys. The ICC provided the C&CG Committee with the following observations regarding our executive compensation programs:

•	Base salaries generally are slightly above competitive median market levels.

•	Annual incentives (cash bonuses) generally are slightly above competitive median market levels.

•	Long-term incentives (equity awards) generally are below competitive median market levels.

•	Total direct compensation (total cash compensation plus long term incentives) generally is below competitive median market levels.

These observations formed the basis for the executive compensation plan that is being utilized for fiscal year 2011.

Compensation Philosophy

Management’s and the C&CG Committee’s philosophy and objectives in setting compensation are to motivate and reward performance appropriately. The C&CG Committee attempts to align employee interests with those of our stockholders, attract superior performers, and retain our best performers over time. The C&CG Committee also attempts to align incentives with producing long-term, sustainable results and to discourage unwise risk. It is the C&CG Committee’s practice to review all components of senior officer compensation annually to ensure the amount and structure for each is consistent with our compensation philosophies.

The following items outline our principles for determining compensation and related policies:

•

Base salary and cash bonus programs tend to drive shorter-term focus and are critical for the competitiveness of compensation packages. The balance between them should reflect intended risk-sharing between employees and the Company.

•	Employees’ share of risk generally should increase as compensation increases. In broad terms, as total compensation increases, the cash bonus should be an increasing component of cash compensation.

•	Equity compensation is a key tool to align management interests with long-term stockholder interests and sustainable results.

•

It is important to differentiate salary treatment by performance, however this may be a challenge when salary budgets are tight. This situation may result in a significant portion of the employee population receiving no increases while a small portion receives meaningful increases. It also is important to look at the level of pay versus performance, rather than primarily at the rates of change.

•

Percentile targets compared to appropriate peers should vary with the criticality of the position. We aim for total compensation toward the 75th percentile for critical roles and core competencies, and around or slightly above the 50th percentile for certain other roles.

•

The “level of difficulty” for earning performance based-awards is at least as critical as the dollar targets and ranges. In general, entry thresholds for performance-based awards should provide minor rewards for “standard” or momentum performance, targets should involve stretch related to corporate performance, and maximum levels should provide proportionately greater reward.

•	Incentive awards should reward a blend of performance metrics, spanning growth, profitability, longer-term value creation and capital efficiency.

•	Equity grants are primarily beneficial in rewarding and motivating long-term performance but may be an appropriate component to reward exceptional short-term performance.

•	Because our equity awards typically contain service-based vesting conditions, equity compensation also serves as a retention tool.

Principle Elements of Compensation

The principle elements of NEO compensation consist of base salary, annual bonus and long-term equity awards. The Company also provides certain other benefits and perquisites, such as health, disability and term life insurance.

Base Salary

Base salary is the fixed element of the NEO annual cash compensation. The value of base salary recognizes the executive’s historical performance, his current scope of responsibilities, his capabilities and the market value of those capabilities.

Due to uncertain economic conditions and our efforts to control costs, no base salary increases in fiscal year 2010 were approved for any employees, including NEO’s. With respect to the establishment of the base salary for Mr. Cooper, who joined the Company during fiscal year 2010, please see the section below entitled “Newly Hired CFO Compensation”. For fiscal year 2011, management recommended to the C&CG Committee, and the C&CG Committee determined, that no base salary increases would be provided to senior officers and that limited adjustments would be provided to non-executives.

Messrs. Gilbert and Cooper each have employment agreements with the Company. Under the terms of those agreements, their base salary may not be reduced without the executive’s consent.

Annual Cash Bonus

The annual cash bonus plan is a performance-based plan that provides for cash-based awards tied to the achievement of our overall annual financial objectives. The financial objectives for fiscal year 2010 were based on revenue and operating income targets which are discussed below. The C&CG Committee views the annual bonus as our principal tool in structuring cash-based incentives to help realize our annual financial objectives. The financial performance objectives are evaluated in the context of Company budgets for the fiscal year and are also approved by the Board of Directors. As a result, annual cash bonus awards tend to focus on our near-term financial objectives.

Each NEO has a target bonus amount recommended by management and approved by the C&CG Committee during the fourth quarter of the fiscal year for effect during the following fiscal year. The bonus established each year for a NEO is structured to be earned and paid based on the achievement of selected financial objectives. The actual amount paid can range from 0% of an NEO’s target bonus, which occurs when threshold levels are not met, to a maximum of 150% of the target bonus when actual results exceed the financial objectives by a prescribed amount, with the amount of increase or decrease from the target bonus based on a scale determined by the C&CG Committee.

The fiscal year 2010 annual incentive targets for each of the NEOs are set forth in the following table:

Name	Target Award ($)
Richard S. Gilbert	250,000
Brian S. Cooper(1)	135,000
Amy T. Forster	112,500
Brian G. Powers	112,500
Timothy J. Reedy	127,500
Christopher J. Shaver	112,500

(1)	Actual payout was prorated in fiscal year 2010.

Under the terms of Mr. Gilbert’s employment contract, the fiscal year 2010 bonus target was guaranteed. This was considered to be part of the package designed to attract Mr. Gilbert to Westell and then to retain him during an extremely challenging period for Westell.

Due to uncertain economic conditions and the Company’s efforts to control costs, management recommended a 25% reduction in all employee bonus targets from fiscal year 2009 to fiscal year 2010, including for each of the continuing NEOs. This reduction was implemented for fiscal year 2010, and the same target bonus opportunity remains in place for fiscal year 2011 for each of the NEOs.

In fiscal year 2010, our corporate focus was to eliminate losses and return the Company to profitability, therefore our bonus plan was structured to align our executives with those goals. For fiscal year 2010, half of an NEO’s target bonus was based on the achievement of targeted consolidated operating income. The targeted payout level was earned if our actual operating income performance equaled the target. No payout could be earned if the actual operating income results failed to meet the minimum threshold of $1.0 million below the target. A maximum payout would be earned if the Company’s actual operating income results exceeded the target by $1.0 million. The other half of an NEO’s bonus was based on the achievement of targeted consolidated revenue. A payout of 100% was earned if our actual revenue performance equaled the target. No payout was earned if the actual revenue results failed to meet the minimum threshold, which was 80% of the target. A maximum payout was earned if the actual revenue results met or exceeded 120% of the revenue target. The maximum is higher and the sliding scale is steeper for the operating income component than for the revenue component because of our desire to place more focus on profitability and the most profitable revenue-generating portions of our business. Achievement of operating income target is measured after accrual for any bonuses earned. Our non-NEO bonus plans were based on the same principles as our NEO plan but, as appropriate, included financial objectives at business unit levels.

The table below demonstrates the payout percentages of target bonuses for attainment of targeted revenue and operating income, as well as the threshold and maximum payouts:

Financial Target	Below Threshold	Threshold	Target	Maximum
Operating income	0%	0%	50%	90%
Revenue	0%	30%	50%	60%

Upon completion of the fiscal year, the C&CG Committee reviews and approves the calculation of attainment of the identified financial targets based on audited financial results. The C&CG Committee has full discretion to make adjustments to final payouts. This might occur if, in the judgment of the C&CG Committee, the goals were insufficiently challenging or if certain long-term goals were sacrificed to achieve the short-term bonus goals. No adjustments to the calculated attainment were made in fiscal year 2010.

Despite a challenging economy, the Company improved profitability from an operating loss of $16.2 million in fiscal year 2009 to operating income of $9.8 million in fiscal year 2010. The increased operating income of $26.0 million was achieved through increased profit margin and reduced operating expenses. The operating income results exceeded our target and resulted in the maximum payout for that goal. Actual revenue performance was 94% of targeted revenue. The table below is the attainment calculation of the fiscal year 2010 annual cash bonus awarded to NEO’s:

Financial Target	Payout %
Operating income	90.0%
Revenue	43.8%

Total	133.8%

The actual fiscal year 2010 cash payout for each NEO based on the table above is shown in the Summary Compensation Table further below.

Long-term Equity Awards

The Company provides long-term incentives through the grant of restricted stock awards, restricted stock units and stock options. The C&CG Committee believes such instruments align management and employee interests with those of stockholders. Because these instruments vest over multiple years, the C&CG Committee regards equity compensation as having long-term incentive and retention value.

During fiscal year 2010, the Company minimized the use of long-term equity awards, as long-term equity awards were not issued during the year to any employees, including NEO’s, other than in connection with the hiring of Brian S. Cooper. The C&CG Committee believed avoidance of awards was appropriate given the significant amount of change and strategic reassessment that occurred at the Company since July 2008, including the resignation of Thomas Mader as CEO, the appointment of an interim CEO, the hiring of our current CEO, Richard Gilbert, in February of 2009, the election of four new board members and the departure of four board members.

The ICC observed that historically we have generally provided long-term compensation that is below the competitive median market levels. The Committee decided that these competitive factors and the longer term strategy of the Company merited issuance of a combination of time-vesting and performance-based long-term awards to executives in fiscal year 2011. In April 2010, executives were issued restricted stock units (“RSU’s”) with time-based vesting conditions, which ultimately convert into shares of Class A Common Stock. Of these units, 25% will vest on April 1, 2011 and the remaining shares vest 25% annually each April 1 thereafter. In addition, executives received performance-based RSU’s which convert to shares of restricted Class A Common Stock based upon fiscal year 2011 achievement against a return on assets metric. The conversion rates of the performance-based RSU’s to restricted stock can range from 0% to 140% of the target award amounts depending on actual fiscal year 2011 performance versus the target. If earned, 25% of the performance awards vest immediately and the remaining amount vest 25% annually each April 1 thereafter. These awards also contain a provision under which the awards vest immediately at the target amounts upon a change in control. The table below summarizes the award levels granted to each of the NEO’s in April 2010:

Name	Time Vesting RSU’s	Performance- based RSU’s
Richard S. Gilbert	205,000	205,000
Brian S. Cooper	105,000	105,000
Amy T. Forster	15,000	15,000
Brian G. Powers	60,000	60,000
Timothy J. Reedy	60,000	60,000
Christopher J. Shaver	70,000	70,000

Perquisites

The Company generally does not provide perquisites with the exception of reimbursed CEO life insurance and financial planning. The Company may also reimburse relocation costs for newly retained and relocated executive officers.

Other Benefits

The Company provides for a general benefits program for all employees, including the NEO’s, which includes health insurance (medical, dental, vision), a 401(k) plan, disability insurance and term life insurance.

Newly Hired CFO Compensation

We hired Brian S. Cooper as our CFO during fiscal year 2010. The C&CG Committee and CEO considered a number of factors in establishing Mr. Cooper’s compensation including:

•	Our desire to attract an experienced, high-caliber CFO with public company, merger and acquisition and treasury experience.

•	A general objective of setting compensation between the 50th and 75th percentile for comparable executives.

•	Examples from our collective experience of other CFO’s with the kind of experience and capabilities that Westell desired.

•	Feedback from an executive search firm in setting a salary range, including reasonable expectations in the market.

•	Salary histories of candidates, including those of Mr. Cooper and Ms. Forster.

•	Negotiations with Mr. Cooper regarding the terms of employment.

Although occurring subsequently, the benchmarking of the salary level that was conducted by the ICC indicates that the resulting base salary is in the C&CG Committee’s desired range and that total compensation may be in the low end of such range.

Executive Stock Ownership Guidelines

The Company has not implemented specific executive stock ownership guidelines but may consider implementing guidelines in the future.

Employment Agreements

The Company has entered into employment agreements with certain of the NEOs. These agreements contain customary terms and conditions. For further details regarding the employment agreements, please see the section below entitled “Potential Payments Upon Termination or Change In Control”.

Tax Deductibility Limit

Under Section 162(m) of the Internal Revenue Code, certain compensation in excess of $1.0 million paid during a year to any of the executive officers named in the Summary Compensation Table (other than the CFO) for that year is not deductible. We believe that all of our compensation for fiscal year 2010 was tax-deductible.

In making decisions about executive compensation, we also consider the impact of other regulatory provisions, including the provisions of Section 409A of the Internal Revenue Code regarding non-qualified deferred compensation and the change-in-control provisions of Section 280G of the Internal Revenue Code. We also consider how various elements of compensation will impact our financial results. For example, we consider the impact of ASC 718, which requires us to recognize the cost of employee services received in exchange for awards of equity instruments based upon the grant date fair value of those awards.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation and Corporate Governance Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation and Corporate Governance Committee recommended to the Board that this Compensation Discussion and Analysis be included in this Proxy Statement.

Martin H. Singer (Chair)

Dennis O. Harris

Robert C. Penny III

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation earned by each of our NEO’s for each of the last three years. For additional information regarding NEO compensation, please see the section above entitled Compensation Discussion and Analysis.

Name & Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)
Richard S. Gilbert Chairman, President and CEO	2010 2009 2008	500,000 51,923 —	(4)	250,000 —	(2)	— — —	— 80,150 —	84,500 — —		12,250 196,494 —	(3) (6)	846,750 328,567 —

Brian S. Cooper SVP, CFO, Treasurer and Secretary	2010 2009 2008	256,555 — —	(5)	— — —		— — —	49,975 — —	171,635 — —	(7)	— — —		478,165 — —

Amy T. Forster(8) SVP, CAO, Assistant Treasurer and Assistant Secretary	2010 2009 2008	230,000 230,885 165,000	(9)	— — —		— — —	— 25,215 204,990	150,525 45,000 198,750		— 9,200 2,369	(10) (10)	380,525 310,300 571,109

Brian G. Powers Senior Vice President	2010 2009 2008	234,000 234,900 225,000		— — —		— — —	— 25,215 51,034	150,525 75,000 198,750		— 9,200 1,558	(10) (10)	384,525 344,315 476,342

Timothy J. Reedy Senior Vice President	2010 2009 2008	286,200 286,200 271,869		— — —		— — —	— — —	170,595 26,350 216,000		— 9,200 13,447	(10) (10)	456,795 321,750 501,316

Christopher J. Shaver Senior Vice President	2010 2009 2008	230,000 230,885 220,000		— — —		— — —	— 25,215 252,709	150,525 90,000 198,750		— 9,200 2,369	(10) (10)	380,525 355,300 673,828

(1)	Represents the fair value of the award on the grant date, computed in accordance with ASC 718. In accordance with SEC rule, the values for awards reported in prior years were restated to reflect the fair value on the grant date. A discussion of the assumptions used in calculation of these values may be found in Note 10 to our audited financial statements on pages 61 through 65 of the Company’s 2010 Annual Report which accompanies this Proxy Statement.
(2)	For the fiscal year ended March 31, 2010, Mr. Gilbert was guaranteed a minimum bonus of $250,000 pursuant to the terms of his employment agreement.
(3)	For fiscal year 2010, other compensation includes amounts for life insurance ($7,100) and financial planning ($5,150).
(4)	Represents Mr. Gilbert’s salary from February 23, 2009, his hire date, through March 31, 2009.
(5)	Represents Mr. Cooper’s salary from April 20, 2009, his hire date, through March 31, 2010.
(6)	For fiscal year 2009, other compensation includes amounts for relocation ($180,000), temporary housing ($9,060) and financial planning ($7,434).
(7)	Pro-rated from April 20, 2009 through March 31, 2010.
(8)	Ms. Forster served as Chief Financial Officer from July 2, 2007 to April 19, 2009.
(9)	Represents Ms. Forster’s salary from July 2, 2007, her hire date, through March 31, 2008.
(10)	Represents Company 401(k) contributions.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth specific information with respect to each grant of an award made under any Company plan to an NEO during fiscal year 2010.

			Estimated Future Payments Under Non-Equity Incentive Plan Awards(1)						All Other Options Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Options Awards ($/Sh)(2)	Closing Price on Grant Date of Option Awards ($/Sh)	Grant Date Fair Value of Option Awards ($)(3)
Name	Grant Date	Approval Date	Threshold ($)		Target ($)		Maximum ($)
Richard S. Gilbert			N/A		N/A		125,000	(4)	—		—	—	—
Brian S. Cooper	4/20/2010	4/14/2010	40,500 —	(5)	135,000 —	(5)	202,500 —	(5)	— 250,000	(6)	— 0.360	— 0.370	— 49,975
Amy T. Forster			33,750		112,500		168,750		—		—	—	—
Brian G. Powers			33,750		112,500		168,750		—		—	—	—
Timothy J. Reedy			38,250		127,500		191,250		—		—	—	—
Christopher J. Shaver			33,750		112,500		168,750		—		—	—	—

(1)	The columns reflect amounts payable under the Incentive Plan for meeting specified threshold, target and maximum levels of performance, respectively.
(2)	The exercise price is the average of the high and low price on the grant date.
(3)	Represents the fair value of the award on the grant date, computed in accordance with ASC 718. A discussion of the assumptions used in calculating these values may be found in Note 10 to our audited financial statements on pages 61 through 65 of the Company’s 2010 Annual Report which accompanies this Proxy Statement.
(4)	For the fiscal year ended March 31, 2010, Mr. Gilbert was guaranteed a minimum bonus of $250,000 pursuant to the terms of his employment agreement. This amount represents attainment above the guaranteed amount.
(5)	Mr. Cooper’s target bonus was 50% of his base salary. Fiscal year 2010 actual payout was prorated.
(6)	Mr. Cooper’s incentive stock option award was issued pursuant to the 2004 Stock Incentive Plan with a seven year term and with the award vesting in equal annual installments of 25% per year.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table below includes certain information with respect to stock options and restricted stock previously awarded to the NEO’s that were outstanding as of March 31, 2010.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)
Richard S. Gilbert	110,000	375,000	(1)	0.295	2/23/2016	—	—
Brian S. Cooper	—	250,000	(2)	0.360	4/20/2016	—	—
Amy T. Forster	6,000 60,000	24,000 90,000	(3) (4)	1.665 2.680	5/13/2015 7/02/2014	— —	— —
Brian G. Powers	6,000 14,400 40,000 10,350 8,000 8,000 16,000 4,280 25,000 25,000	24,000 21,600 — — — — — — — —	(3) (5)	1.665 2.780 7.370 1.570 3.000 1.570 1.135 2.185 5.031 21.438	5/13/2015 7/12/2014 3/29/2011 4/01/2012 4/01/2012 4/01/2012 9/19/2011 5/30/2011 12/07/2010 4/04/2010	— — — — — — — — — —	— — — — — — — — — —
Timothy J. Reedy(6)	50,000 60,000	— —		6.705 1.315	1/03/2012 10/25/2012	— —	— —
Christopher J. Shaver	6,000 14,400 60,000 60,000	24,000 21,600 90,000 —	(3) (5) (7)	1.665 2.780 2.360 7.265	5/13/2015 7/12/2014 4/09/2017 1/24/2012	— — — —	— — — —

(1)	The incentive stock option award vests in equal annual installments of 25% per year commencing on February 23, 2010.
(2)	The incentive stock option award vests in equal annual installments of 25% per year commencing on April 20, 2010.
(3)	The non-qualified stock option award vests in equal annual installments of 20% per year commencing on May 13, 2009.
(4)	The non-qualified stock option award vests in equal annual installments of 20% per year commencing on July 2, 2008.
(5)	The non-qualified stock option award vests in equal annual installments of 20% per year commencing on July 12, 2008.
(6)	Mr. Reedy also has 400,000 fully vested non-qualified stock options in the Company’s subsidiary Conference Plus, Inc. The option exercise price is $1.79 per share and has an expiration date of October 1, 2012.
(7)	The non-qualified stock option award vests in equal annual installments of 20% per year commencing on April 9, 2008.

OPTION EXERCISES AND STOCK VESTED

The table below includes certain information with respect to the exercise of stock options and the vesting of restricted stock units for the NEO’s during fiscal year 2010.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Richard S. Gilbert	15,000	16,650	—	—
Brian S. Cooper	—	—	—	—
Amy T. Forster	—	—	—	—
Brian G. Powers	—	—	—	—
Timothy J. Reedy	—	—	70,000	78,575
Christopher J. Shaver	—	—	—	—

(1)	The amount reflects the number of shares exercised multiplied by the difference between the exercise price of the stock option and the average of the high and low stock prices on the exercise date.
(2)	The amount reflects the number of shares acquired upon vesting multiplied by the average of the high and low stock prices on the vesting date.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following tables summarize the estimated value of potential payments to each of our named executives under existing contracts, agreements, plans or arrangements assuming the triggering event or events indicated occurred on March 31, 2010. In addition, each NEO was issued RSU awards in April of 2010 which contain a change in control provision as discussed above under long-term equity awards.

Richard S. Gilbert

Chairman, President and Chief Executive Officer

The following table shows the potential payments pursuant to Mr. Gilbert’s employment agreement assuming a March 31, 2010 triggering event:

	Termination without Cause or for Good Reason following a change in control ($)	Termination for Good Reason ($)	Termination without Cause ($)
Cash Compensation	750,000	750,000	750,000
Health Benefits	9,300	9,300	9,300

Total	759,300	759,300	759,300

Under the terms of Mr. Gilbert’s employment agreement, if the Company terminates Mr. Gilbert’s employment without cause or if Mr. Gilbert resigns for good reason before February 23, 2011, he will be entitled to receive as severance one year’s base salary payable in regular installments, continued health benefits at employee rates, and a pro rata portion of his target or guaranteed bonus, as applicable, for the fiscal year in which the termination occurs. Mr. Gilbert is subject to a non-competition covenant for one year following termination as a condition of receiving severance.

Brian S. Cooper

Senior Vice President, Chief Financial Officer, Treasurer and Secretary

The following table shows the potential payments pursuant to Mr. Cooper’s employment agreement assuming a March 31, 2010 triggering event:

	Termination without Cause or for Good Reason following a change in control ($)	Termination for Good Reason ($)	Termination without Cause ($)
Cash Compensation	337,500	—	—
Health Benefits	—	—	—

Total	337,500	—	—

Under the terms of Mr. Cooper’s employment agreement, if the Company terminates Mr. Cooper’s employment without cause before April 20, 2011 concurrent with or following a change in control, or if Mr. Cooper resigns for good reason following a change in control, he will be entitled to receive nine months base salary at the rate in effect at the time of termination payable in regular installments, and a pro rata portion of his target bonus for the fiscal year in which the termination occurs. Mr. Cooper is subject to a non-competition covenant during the term of his employment and for an additional one year period if, following termination of his employment with the

Company, Mr. Cooper is entitled to receive severance or if the Company elects to pay the severance amount described above. Mr. Cooper is subject to a non-solicitation covenant with respect to the Company’s employees for one year following termination of his employment whether or not he is entitled to severance pay.

Amy T. Forster

Senior Vice President, Chief Accounting Officer, Assistant Treasurer and Assistant Secretary

The following table shows the potential payments pursuant to Ms. Forster’s employment agreement assuming a March 31, 2010 triggering event:

	Termination without Cause or for Good Reason following a change in control ($)	Termination for Good Reason ($)	Termination without Cause ($)
Cash Compensation	—	—	172,500
Health Benefits	—	—	5,500

Total	—	—	178,000

Under the terms of Ms. Forster’s employment agreement, if the Company terminates Ms. Forster without cause prior to April 15, 2012, she shall be entitled to severance pay equal to nine month’s base salary at the rate in effect for Ms. Forster as of the effective date of the termination, payable in regular installments, and continued health benefits at employee rates. Ms. Forster is subject to a non-solicitation covenant with respect to the Company’s employees for one year following termination of her employment whether or not she is entitled to severance pay.

Timothy J. Reedy

Senior Vice President

The following table shows the potential payments pursuant to Ms. Reedy’s employment agreement assuming a March 31, 2010 triggering event:

	Termination without Cause or for Good Reason following a change in control ($)	Termination for Good Reason ($)	Termination without Cause ($)
Cash Compensation	413,700	—	—
Health Benefits	12,900	—	—

Total	426,600	—	—

Under the terms of Mr. Reedy’s employment agreement, if a change in control in the ownership of Conference Plus Inc. occurs by May 15, 2010 and the Company terminates Mr. Reedy’s employment without cause within one year after the change in control or if Mr. Reedy resigns for good reason within one year following a change in control, he will be entitled to receive one year’s base salary at the rate in effect at the time of termination payable in regular installments, 100% of his target bonus for the fiscal year in which the termination occurs, or for the prior fiscal year, if higher, and continued health benefits at employee rates. Mr. Reedy is subject to a non-competition and a non-solicitation covenant for a one year period if, following termination of his employment with the Company, Mr. Reedy is entitled to receive severance. This agreement expired on May 15, 2010.

In the event of a sale of Conference Plus (defined as a 51% change of control), Mr. Reedy will also receive compensation as of the time of sale based on the greater of 5% of Conference Plus EBITDA for the trailing twelve months or $250,000 with a cap of $1,250,000. Payment is conditional on Mr. Reedy remaining in his capacity as Chief Executive Officer, if desired by the acquirer, for a minimum of six months. The compensation would be paid six months after the change of control or after Mr. Reedy’s involuntary termination, whichever occurs first. Had the sale occurred on March 31, 2010, Mr. Reedy would have been entitled to compensation of $300,000.

Brian G. Powers and Christopher J. Shaver

Senior Vice Presidents

Messrs. Powers and Shaver do not have any employment or change-in-control agreements.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The C&CG Committee is currently composed of Messrs. Singer (Chair), Harris and Penny. No interlocking relationships exist between our Board of Directors or C&CG Committee and the compensation committee of any other company, nor has any such interlocking relationship existed in the past.

Compensation of Directors

DIRECTOR COMPENSATION

On April 1, 2009, the C&CG Committee established compensation levels for directors. The annual retainer for all directors was $40,000. Annual retainers for the chairpersons were approved as follows: Chairman of the Board – $20,000; Chair of the Audit Committee – $10,000; Chair of the C&CG Committee – $7,500. Annual retainers for the members of committees were approved as follows: Member of the Audit Committee – $5,000 and Member of the C&CG Committee – $5,000. There is not separate compensation for meeting attendance. In addition, all directors may be reimbursed for certain expenses incurred in connection with attendance at Board and Committee meetings. Directors who are employees of the Company do not receive additional compensation for service as directors. In addition, non-employee directors are eligible to receive awards under our 2004 Stock Incentive Plan. On April 15, 2009 or a director’s initial appointment date, non-employee directors were each granted 20,000 restricted shares, with 25% vesting on each annual anniversary date of the grant. On April 1 of each subsequent year, another 10,000 restricted shares shall be granted to each non-employee director with 25% vesting on each annual anniversary of their respective grant dates.

Effective May 5, 2010, the C&CG Committee re-established director compensation levels. The compensation levels remain unchanged with the exception of the annual retainer for the Chair of the C&CG Committee, which was increased from $7,500 to $10,000. In addition, no retainer was established for the Chairman of the Board because Rick Gilbert is an employee director and he does not receive additional compensation for services as a director.

Director Summary Compensation Table

The following table details the total compensation for non-employee directors for fiscal year 2010.

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)(3)	Total ($)
John W. Seazholtz(4)	29,498	5,800	35,298
Robert W. Foskett(5)	21,413	27,600	49,013
James M. Froisland(6)	47,083	5,800	52,883
Dennis O. Harris(7)	7,589	26,500	34,089
Martin D. Hernandez(8)	38,000	8,900	46,900
Eileen A. Kamerick(9)	52,083	5,800	57,883
Robert C. Penny III(10)	45,000	5,800	50,800
Melvin J. Simon(11)	18,152	5,800	23,952
Martin H. Singer(12)	47,500	5,800	53,300

(1)	Richard S. Gilbert, our current Chief Executive Officer, is not included in this table as he was an employee of the Company and received no additional compensation for his service as chairman and director. The compensation received by Mr. Gilbert as our employee is shown in the Summary Compensation Table above.
(2)	Reflects the aggregate grant date fair value as determined under ASC 718. Assumptions used in the calculation of these amounts are included in footnote 10 to the Company’s audited financial statements for fiscal year 2010 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on May 27, 2010, except the figures do not include a forfeiture rate.
(3)	The equity portion of the annual grant to directors vests annually on the date of grant over a four-year period.
(4)	Mr. Seazholtz’s term as a director expired at the 2009 Annual Meeting on September 17, 2009 and 20,000 shares of unvested restricted stock were forfeited on that date. During fiscal year 2010, Mr. Seasholtz had a total of 77,000 stock options cancelled due to forfeiture or expiration. As of March 31, 2010, Mr. Seazholtz had 163,000 stock options outstanding.
(5)	Mr. Foskett was elected to the Board effective September 17, 2009. As of March 31, 2010, he had 20,000 shares of unvested restricted stock.
(6)	As of March 31, 2010, Mr. Froisland had 20,000 shares of unvested restricted stock.
(7)	Mr. Harris was appointed to the Board effective January 22, 2010. As of March 31, 2010, he had 20,000 shares of unvested restricted stock.
(8)	Mr. Hernandez was appointed to the Board effective May 27, 2009. As of March 31, 2010, he had 20,000 shares of unvested restricted stock.
(9)	As of March 31, 2010, Ms. Kamerick had 20,000 shares of unvested restricted stock and 95,000 stock options outstanding.
(10)	As of March 31, 2010, Mr. Penny had 20,000 shares of unvested restricted stock and 45,000 stock options outstanding.
(11)	Mr. Simon’s term as a director expired at the 2009 Annual Meeting on September 17, 2009 and 20,000 shares of unvested restricted stock were forfeited on that date. During fiscal year 2010, Mr. Simon had a total of 77,000 stock options cancelled due to forfeiture or expiration. As of March 31, 2010, Mr. Simon had 120,000 stock options outstanding.
(12)	As of March 31, 2010, Mr. Singer had 20,000 shares of unvested restricted stock.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of March 31, 2010 with respect to shares of our Class A Common Stock that may be issued under equity compensation plans.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)	Weighted average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance (excluding securities reflected in the first column) (#)
Equity compensation plans approved by security holders	5,161,510	3.69	5,616,510
Equity compensation plans not approved by security holders(1)	1,335,000	2.88	—

Total	6,496,510	3.52	5,616,510

(1)	Reflects non-qualified stock options to acquire shares of Class A Common Stock granted to E. Van Cullens (a former CEO) on June 28, 2001. As of March 31, 2010, all of these outstanding options are fully vested. The strike price on 535,000, 400,000, and 400,000 of the options is $1.95, $2.00, and $5.00 per share, respectively. The options have a 10-year contractual life.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

On June 26, 2008, while Mr. Gilbert was Chief Executive Office of Kineto and Mr. Hernandez was Chief Financial Officer of Kineto, the Company entered into a Software License Agreement with Kineto for a renewable license to use Kineto’s UMA/GAN client software and for related porting and maintenance support. In connection with the license agreement, the Company paid approximately $300,000 to Kineto, including a license fee of $150,000, a porting fee of $93,600 and a follow-on client service fee of $49,000. Although, Kineto is eligible to receive ongoing royalties, no royalties were earned in fiscal year 2010. As of June 30, 2010 Mr. Hernandez holds vested stock options for approximately 0.59% of Kineto’s outstanding shares on a fully diluted basis.

In connection with the commencement of Mr. Reedy’s employment as Chief Executive Officer of Conference Plus in October 2002, Mr. Reedy was granted an option to acquire 400,000 shares of Conference Plus stock at an exercise price of $1.79 per share. The options vested in equal annual installments of 20% per year beginning on the first anniversary of his start date. The options became fully vested in October 2007.

In the event of a sale of Conference Plus (defined as a 51% change of control), Mr. Reedy will also receive compensation as of the time of sale based on the greater of 5% of Conference Plus EBITDA for the trailing twelve months or $250,000 with a cap of $1,250,000. Payment is conditional on Mr. Reedy remaining in his capacity as Chief Executive Officer, if desired by the acquirer, for a minimum of six months. The compensation would be paid six months after the change of control or after Mr. Reedy’s involuntary termination, whichever occurs first.

The Company does not currently have written policies and procedures with respect to the approval of related-party transactions. Our practice with respect to related-party transactions has been that all transactions between the Company and any related person will be reviewed and approved by Audit Committee. All proposed related-party transactions are generally reported to senior management, who assist in gathering the relevant information about the transaction, and present the information to the Audit Committee. The Audit Committee then determines whether the transaction is a related person transaction and approves, ratifies, or rejects the transaction.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors and persons who beneficially own more than 10 percent of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Based on a review of documents in our possession and on written representations from reporting persons, we believe that during fiscal year 2010, all such persons filed on a timely basis all reports required by Section 16(a) of the Securities Exchange Act of 1934.

AUDIT COMMITTEE REPORT

The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal control. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Committee by Statement on Auditing Standards No. 61 (Communication With Audit Committees), as amended. In addition, the Committee discussed with the independent auditors the auditors’ independence from management and the Company, including the matters in the written disclosures required by Rule 3526 of the Public Company Accounting Oversight Board (Communicating with Audit Committees Concerning Independence), and considered the compatibility of non-audit services with the auditors’ independence.

The Audit Committee discussed with our independent auditors the overall scope and plans for their respective audits. The Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal control, and the overall quality of our financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended March 31, 2010 for filing with the SEC. The Audit Committee and the Board have also recommended that stockholders ratify the selection of Ernst & Young as our independent auditors for fiscal year 2011.

During fiscal year 2010, management documented, tested and evaluated internal controls pursuant to the requirements of the Sarbanes-Oxley Act of 2002. Management and Ernst & Young kept the Audit Committee apprised of our progress. Management has provided the Audit Committee with a report on the effectiveness of internal controls.

The Audit Committee is governed by a charter which is available in the corporate governance section under Investor Relations on our website at www.westell.com. The Board of Directors has determined that the current members of the Audit Committee each qualify as an “audit committee financial expert” as defined by under Regulation S-K and that each of them is “independent” as the term is used in the NASDAQ listing standards as applicable to audit committee members.

Respectfully Submitted By:

The Audit Committee

Eileen A. Kamerick (Chair)

James M. Froisland

Martin D. Hernandez

PROPOSALS OF STOCKHOLDERS

A stockholder proposal to be included in our Proxy Statement and presented at the 2011 Annual Meeting must be received at our executive offices, 750 North Commons Drive, Aurora, Illinois, 60504 no later than April 12, 2011 for evaluation as to inclusion in the Proxy Statement in connection with such meeting.

Stockholders wishing to nominate a director or bring a proposal before the 2011 Annual Meeting (but not include the proposal in our Proxy Statement) must cause written notice of the proposal to be received by the Secretary of the Company at our principal executive offices in Aurora, Illinois, no later than July 22, 2011, as well as comply with certain provisions of the Company’s bylaws. In order for a stockholder to nominate a candidate for director, such notice must describe various matters regarding the nominee and the stockholder giving the notice, including such information as name, address, occupation and shares held. In order for a stockholder to bring other business before a stockholders meeting, the notice for such meeting must include various matters regarding the stockholder giving the notice and a description of the proposed business. These requirements are separate from and in addition to the requirements a stockholder must meet to have a proposal included in our Proxy Statement.

FINANCIAL INFORMATION

The Company has furnished financial statements to stockholders in the 2010 Form 10-K, which accompanies this Proxy Statement. In addition, the Company will promptly provide, without charge to any stockholder, on the request of such stockholder, an additional copy of the 2010 Form 10-K. Written requests for such copies should be directed to Westell Technologies, Inc., Attention: Brian S. Cooper, Senior Vice President and Chief Financial Officer, 750 North Commons Drive, Aurora, Illinois, 60504; telephone number (630) 898-2500.

OTHER MATTERS TO COME BEFORE THE MEETING

The Board of Directors knows of no other business that may come before the Annual Meeting. However, if any other matters are properly presented to the meeting, the persons named in the proxies will vote upon them in accordance with their best judgment.

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SIGN THE PROXY AND RETURN IT IN THE ENCLOSED STAMPED ENVELOPE.

By Order of the Board of Directors

Brian S. Cooper

Secretary

Date: July 29, 2010

ANNEX A

WESTELL TECHNOLOGIES, INC.

2004 STOCK INCENTIVE PLAN

(Amended and Restated as of June 29, 2010)

1.    PURPOSE. The purpose of the Westell Technologies, Inc. 2004 Stock Incentive Plan (the “Plan”) is to enable the Company to provide officers, employees, and non-employee directors of the Company and its subsidiaries with performance-based equity and monetary incentives, thereby attracting, retaining and rewarding such persons and strengthening the mutuality of interest between such persons and the Company’s stockholders. The Company intends that Benefits granted pursuant to the Plan be exempt from or comply with Section 409A Internal Revenue Code of 1986, as amended (the “Code”) and the Plan shall be so construed.

2.    ADMINISTRATION. The Plan shall be administered by a committee (the “Committee”) which shall be the Compensation and Corporate Governance Committee of the Board of Directors or another committee consisting of not less than two directors of the Company appointed by the Board of Directors. To the extent required by any applicable listing agency, the Committee charged with administering the Plan shall be composed entirely of independent directors of the Company (within the meaning of the applicable listing agency). Any action taken by, or inaction of, the Company, any subsidiary or affiliate, or the Committee relating or pursuant to the Plan and within its authority hereunder or under applicable law shall be within the absolute discretion of that entity or body and shall be conclusive and binding upon all persons. The Committee is authorized, subject to the provisions of the Plan, to establish such rules and regulations as it deems necessary for the proper administration of the Plan and to make such determinations and interpretations and to take such action in connection with the Plan and any Benefits granted hereunder as it deems necessary or advisable. The Committee may authorize one or more officers of the Company to select employees to participate in the Plan and to determine the number of option shares and other rights to be granted to such participants and any reference in the Plan to the Committee shall include such officer or officers. Notwithstanding the foregoing, the full Board shall act as the Committee with respect to any Benefits (as defined below) granted to non-employee directors under the Plan.

Failure to satisfy the requirements of Section 162(m) of the Code with respect to the grant of Benefits hereunder shall not affect the validity of the action of the Committee otherwise duly authorized and acting in this matter. Benefits and transactions in or involving Benefits, intended to be exempt under Rule 16b-3 under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), must be duly and timely authorized by the Board or a committee consisting solely of two or more “non-employee directors” of the Company (as this requirement is applied under Rule 16b-3 promulgated under the Exchange Act). All determinations and interpretations made by the Committee shall be binding and conclusive on all participants and their legal representatives. No member of the Board, no member of the Committee and no employee of the Company shall be liable for any act or failure to act hereunder, by any other member or employee or by any agent to whom duties in connection with the administration of this Plan have been delegated or, except in circumstances involving his or her bad faith, gross negligence or fraud, for any act or failure to act by the member or employee.

3.    ELIGIBILITY. Benefits under the Plan shall be granted to officers, employees, and non-employee directors of the Company and its subsidiaries selected initially and from time-to-time thereafter by the Committee on the basis of the special importance of their services in the management, development and operations of the Company and its subsidiaries. For these purposes, any corporation, partnership or other entity in which the Company has a substantial financial interest may qualify as a subsidiary. Designation of a participant in any year shall not require the Committee to designate such person to receive a Benefit in any other year or, once designated, to receive the same type or amount of Benefit as granted to the participant in any year. The Committee shall consider such factors as it deems pertinent in selecting participants and in determining the type and amount of their respective Benefits.

4.    BENEFITS. The Benefits awarded under the Plan shall consist of (a) stock options, (b) stock appreciation rights, (c) stock awards, including restricted stock and restricted stock units, and (d) performance awards, all as described below (collectively, “Benefits”).

5.    SHARES RESERVED. There is hereby reserved for issuance under the Plan an aggregate of 5,500,000 shares of Class A Common Stock of the Company which may be authorized but unissued or treasury shares. All of such shares may, but need not, be issued pursuant to the exercise of incentive stock options. The maximum number of shares which may be awarded to any participant in any fiscal year during the term of the Plan is 500,000 shares. If there is a lapse, expiration, termination or cancellation of any Stock Option issued under the Plan prior to the issuance of shares thereunder or if shares of Class A Common Stock are issued under the Plan and thereafter are reacquired by the Company, the shares subject to those options and the reacquired shares shall be added to the shares available for benefits under the Plan. Shares covered by a Benefit granted under the Plan shall not be counted as used unless and until they are actually issued and delivered to a participant. Any shares covered by a Stock Appreciation Right shall be counted as used only to the extent shares are actually issued to the participant upon exercise of the right. In addition, any shares of Class A Common Stock exchanged by an optionee as full or partial payment to the Company of the exercise price under any Stock Option exercised under the Plan, any shares retained by the Company pursuant to a participant’s tax withholding election, and any shares covered by a Benefit which is settled in cash shall be added to the shares available for Benefits under the Plan.

The shares authorized hereunder are in addition to shares previously reserved under the Company’s 1995 Stock Incentive Plans (the “Prior Plan”). Any shares of Class A Common Stock reserved under the Prior Plan in excess of the number of shares as to which options or other benefits were granted prior to the date of the adoption of this Plan by the Board of Directors, plus any shares as to which options or other benefits granted under the Prior Plan may lapse, expire or terminate after such date, shall be available for issuance in connection with awards under this Plan.

6.    STOCK OPTIONS. Stock options shall consist of options to purchase shares of Class A Common Stock of the Company and shall be either incentive stock options (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or any successor legislation) or non-qualified stock options as determined by the Committee. The option price shall be not less than 100% of the fair market value of the shares on the date the option is granted. The option price upon exercise of any option shall be payable to the Company in full either

(a)    in cash or its equivalent;

(b)    by tendering previously acquired shares having a fair market value at the time of exercise equal to the option price;

(c)    by a certification of ownership of such previously-acquired shares;

(d)    by delivery of a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company the amount of sale proceeds from the option shares or loan proceeds to pay the exercise price and withholding taxes due to Company; or

(e)    such other methods of payment as the Committee at its discretion deems appropriate. In no event shall the Committee cancel any outstanding stock option for the purpose of reissuing the option to the participant at a lower exercise price or reduce the option price of an outstanding option.

Stock options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee at grant; provided, however, that no stock option shall be exercisable later than ten years after the grant date. In the event of termination of service to the Company, all stock options shall terminate at such times and upon such conditions as the Committee shall, in its discretion, set forth in such options at the date of grant.

Incentive stock options shall be granted only to participants who are employees of the Company or one of its subsidiaries (within the meaning of Section 424(f) of the Internal Revenue Code) at the date of grant. The aggregate fair market value (determined as of the time the option is granted) of the shares of Class A Common Stock with respect to which incentive stock options are exercisable for the first time by a participant during any calendar year (under all option plans of the Company and its subsidiaries) shall not exceed $100,000. Options designated as “incentive stock options” that fail to continue to meet the requirements of Section 422 of the Internal Revenue Code shall be redesignated as nonqualified options for Federal income tax purposes automatically without further action by the Committee on the date of such failure to continue to meet the requirements of Section 422 of the Code.

The Committee may provide, either at the time of grant or subsequently, that a stock option include the right to acquire a replacement stock option upon exercise of the original stock option (in whole or in part) prior to termination of service to the Company of the participant and through payment of the exercise price in shares of Class A Common Stock. The terms and conditions of a replacement option shall be determined by the Committee in its sole discretion. The Committee may also grant stock options in substitution for or in cancellation of outstanding stock options.

7.    STOCK APPRECIATION RIGHTS. Stock appreciation rights (“SARs”) may be granted to the holder of any stock option granted hereunder. The Committee also may, in its sole discretion, substitute SARs which can be settled only in stock for outstanding stock options, at any time when the Company is subject to Fair Value Accounting in accordance with generally accepted accounting principles. The grant price of a tandem or substitute SAR shall be equal to the option price of the related option. In addition, stock appreciation rights may be granted independently of and without relation to options. Each stock appreciation right shall be subject to such terms and conditions consistent with the Plan as the Committee shall impose from time to time, including the following:

(a)    A stock appreciation right may be granted with respect to a stock option at the time of its grant or at any time thereafter up to six months prior to its expiration.

(b)    Each stock appreciation right will entitle the holder to elect to receive the appreciation in the fair market value of the shares subject thereto up to the date the right is exercised. In the case of a right issued in relation to a stock option, such appreciation shall be measured from not less than the option price and in the case of a right issued independently of any stock option, such appreciation shall be measured from not less than the fair market value of the Class A Common Stock on the date the right is granted. Payment of such appreciation shall be made in cash or in Class A Common Stock, or a combination thereof, as set forth in the award, but no stock appreciation right shall entitle the holder to receive, upon exercise thereof, more than the number of shares of Class A Common Stock (or cash of equal value) with respect to which the right is granted.

(c)    Each stock appreciation right will be exercisable at the times and to the extent set forth therein, but no stock appreciation right may be exercisable prior to six months after the grant date nor later than ten years after the grant date. Exercise of a stock appreciation right shall reduce the number of shares issuable under the Plan (and the related option, if any) by the number of shares with respect to which the right is exercised; provided, however, that the exercise of any stock appreciation right granted independently of an option for cash only shall not reduce the number of shares issuable under the Plan.

8.    STOCK AWARDS (RESTRICTED STOCK AND RESTRICTED STOCK UNITS). The Committee may award or sell shares of restricted stock to participants subject to such terms and conditions as the Committee determines appropriate, including, without limitation, restrictions on the sale or other disposition of shares, rights of the Company to reacquire such shares upon termination of the participant’s employment within specified periods, and the attainment of performance goals. Each participant who has been awarded or purchases shares of restricted stock shall have such rights of a stockholder with respect to such shares as the Committee may designate at the time of the award, including the right to vote such shares and the right to receive dividends paid on such shares. Any dividends or distributions paid in shares of Class A Common Stock with respect to restricted stock shall be subject to the same restrictions and terms and conditions as the shares of restricted stock with respect to which they are paid.

Restricted stock units and stock equivalent units provide the participant the right to receive shares of Class A Common Stock at a future date subject to such terms and conditions as the Committee determines appropriate, including, without limitation, restrictions on the sale or other disposition of the units, forfeiture of the units upon termination of the participant’s employment or service as a director within specified periods and the attainment of performance goals. Each participant who has been awarded restricted stock units or stock equivalent units shall have no rights of a stockholder with respect to the shares subject to the units until shares are actually issued to the participant at the end of the deferral period. The Committee may, in its discretion, include the right to receive dividend equivalents in connection with such restricted stock units or stock equivalent units.

The Committee may, with the consent of the holder, convert any outstanding shares of restricted stock into restricted stock units or stock equivalent units.

9.    PERFORMANCE AWARDS. (a) Performance Awards may be granted to participants at any time and from time to time, as shall be determined by the Committee. The Committee shall have complete discretion in determining the number, amount and timing of awards granted to each participant. Such Performance Awards may take the form determined by the Committee, including without limitation, cash, shares of Class A Common Stock, performance units and performance shares, or any combination thereof. Performance Awards may be awarded as short-term or long-term incentives. The Committee shall set performance goals at its discretion which, depending on the extent to which they are met, will determine the number and/or value of Performance Awards that will be paid out to the participants, and may attach to such Performance Awards one or more restrictions. Performance goals may be based upon, without limitation, Companywide, divisional, project, team, and/or individual performance.

(b)    The Committee shall have the authority at any time to make adjustments to performance goals for any outstanding Performance Awards which the Committee deems necessary or desirable unless at the time of establishment of goals the Committee shall have precluded its authority to make such adjustments.

(c)    Payment of earned Performance Awards shall be made in accordance with terms and conditions prescribed or authorized by the Committee. Participants may elect to defer, or the Committee may require the deferral of, the receipt of Performance Awards upon such terms as the Committee deems appropriate.

10.    PERFORMANCE GOALS. Awards of Restricted Stock, Restricted Stock Units and Performance Shares under the Plan may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) of the Code, including, but not limited to, cash flow or cash flow per share; cash flow return on investment; cost; debt reductions; ratio of debt plus equity; profit before tax; economic profit; earnings before interest and taxes or earnings before interest, taxes, depreciation and amortization and adjusted versions of those or similar measures; operating earnings; economic value added; ratio of operating earnings to capital spending; free cash flow; net profit; net income (before or after taxes); operating margins, gross margins or cash margins; operating profit; reduction in costs; gross profits; return on capital; revenue; revenue performance, revenue growth or product revenue growth; net sales; sales growth; price of the Class A Common Stock or other capital stock of the Company; return on net assets, equity or stockholders’ equity; market share; total return to stockholders; or implementation, completion or attainment of measureable objectives with respect to research, development, products or projects, acquisitions or divestitures and recruiting and maintaining personnel (“Performance Criteria”). Any Performance Criteria may be used to measure the performance of the Company as a whole or any business unit of the Company and may be measured relative to a peer group or index. Performance Criteria shall be calculated in accordance with the Company’s financial statements. Performance goals may be based in the future on total stockholder return as compared with the Nasdaq Stock Market—U.S. Index and the Nasdaq Telecommunications Index or such other indices applied by the Committee.

11.    NONTRANSFERABILITY. Stock options and other Benefits granted under the Plan shall not be transferable other than by will or the laws of descent and distribution and each stock option and stock appreciation right shall be exercisable during the participant’s lifetime only by the participant or the participant’s guardian or legal representative. Notwithstanding the foregoing, at the discretion of the Committee, an award of a Benefit may permit the transfer of the Benefit by the participant solely to members of the participant’s immediate family (as defined by the Committee) or trusts or family partnerships for the benefit of such persons subject to such terms and conditions as may be established by the Committee.

12.    OTHER PROVISIONS.

(a)    The award of any Benefit under the Plan may also be subject to other provisions (whether or not applicable to the Benefit awarded to any other participant) as the Committee determines appropriate. These provisions may include, without limitation:

(i)    provisions for the installment purchase of Class A Common Stock under stock options;

(ii)    provisions for the installment exercise of stock appreciation rights;

(iii)    provisions to assist the participant in financing the acquisition of Class A Common Stock;

(iv)    understandings or conditions as to the participant’s employment;

(v)    requirements or inducements for continued ownership of Class A Common Stock after exercise or vesting of benefits, forfeiture of awards in the event of termination of employment shortly after exercise or vesting, or breach of noncompetition or confidentiality agreements following termination of employment;

(vi)    provisions permitting the deferral of the receipt of a benefit for such period and upon such terms as the Committee shall determine;

(vii)    provisions for restrictions on resale or other disposition of Class A Common Stock acquired under any form of Benefit;

(viii)    provisions for the acceleration of exercisability or vesting of Benefits in the event of a change of control of the Company or the payment of the value of Benefits to participants in the event of a change of control of the Company; or

(ix)    provisions as may be required to comply with federal or state securities laws and stock exchange requirements and understandings or conditions as to the participant’s service to the Company.

(b)    In the event any benefit under this Plan is granted to a participant who is employed or providing services outside the United States and who is not compensated from a payroll maintained in the United States, the Committee may, in its sole discretion, modify the provisions of the Plan as they pertain to such individuals to comply with applicable law, regulation or accounting rules and to meet the objectives and purpose of the Plan and the Committee may, in its discretion, establish one or more sub plans to reflect such amended or varied provisions.

(c)    The Committee, in its sole discretion, may permit or require a participant to have amounts or shares of Class A Common Stock that otherwise would be paid or delivered to the participant as a result of the exercise or settlement of an award under the Plan credited to a deferred compensation or stock unit account established for the participant by the Committee on the Company’s books of account.

13.    FAIR MARKET VALUE. The fair market value of the Company’s Class A Common Stock at any time shall be determined in such manner as the Committee may deem equitable or as required by applicable law or regulation.

14.    ADJUSTMENT PROVISIONS. If the Company shall at any time change the number of issued shares of Class A Common Stock without new consideration to the Company (such as by stock dividend or stock split), the total number of shares reserved for issuance under the Plan and the number of shares covered by each outstanding Benefit shall be adjusted so that the aggregate consideration payable to the Company, if any, shall not be changed. Except as provided below with respect to mergers, consolidations or combination of the Company with or into another corporation, in the event of any stock dividend, stock split, recapitalization, share combination, spin off, sale of all or substantially all of the assets, extraordinary dividend, reorganization, or other change in corporate structure of the Company affecting the Class A Common Stock, such equitable adjustment shall be made in the number and class of shares which may be delivered under the Plan (including the limits on stock options, stock appreciation rights, restricted stock, restricted stock units and performance shares), and in the number and class of and/or price of shares subject to outstanding stock options, stock appreciation rights or other awards so that the aggregate consideration payable to the Company and the value of each option, stock appreciation right or other awards shall not be changed. Adjustments may include the substitution of other property, including other securities, for the stock covered by outstanding awards and the assumption or replacement with new awards of awards held by participants terminating employment as a result of a spin-off or divestiture.

Notwithstanding any other provision of the Plan, and without affecting the number of shares reserved or available hereunder, the Board of Directors may authorize the issuance or assumption of Benefits in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate.

In the case of any merger, consolidation or combination of the Company with or into another corporation which results in the outstanding Class A Common Stock of the Company being converted into or exchanged for different securities, cash or other property, or any combination thereof, there shall be substituted, on an equitable basis as determined by the Committee in its discretion, for each share of Class A Common Stock then subject to an award granted under the Plan, the number and kind of shares of stock, other securities, cash or other property to which holders of Class A Common Stock of the Company will be entitled pursuant to the transaction

15.    TAXES. The Company shall be entitled to withhold the amount of any tax attributable to any shares deliverable under the Plan after giving the person entitled to receive the shares notice as far in advance as practicable and the Company may defer making delivery as to any Benefit if any such tax is payable until indemnified to its satisfaction. The Committee may, in its discretion and subject to rules which it may adopt, permit a participant to pay all or a portion of the taxes arising in connection with any Benefit under the Plan by electing to have the Company withhold shares of Class A Common Stock from the shares otherwise deliverable to the participant, having a fair market value equal to the amount to be withheld.

16.    DURATION OF PLAN; AMENDMENT, MODIFICATION OR CANCELLATION OF BENEFITS. The Plan shall continue in effect until terminated by the Board pursuant to Section 16; provided, however, that no incentive stock option shall be granted more than ten years after the date of the adoption of the Amended and Restated Plan in 2010 by the Board. The terms and conditions applicable to any Benefits granted hereunder may at any time be amended or cancelled by mutual agreement between the Committee and the participant or any other persons as may then have an interest therein and, except as otherwise provided in any agreement between a participant and the Company, may be unilaterally modified by the Committee whenever such modification is deemed necessary to protect the Company or its Stockholders.

17.    AMENDMENT OR DISCONTINUATION OF PLAN. The Board of Directors may amend the Plan at any time, provided that no such amendment shall be effective unless approved within 12 months after the date of the adoption of such amendment by the affirmative vote of stockholders holding shares of Class A Common Stock and/or Class B Common Stock entitled to a majority of the votes represented by all outstanding shares of Class A Common Stock and Class B Common Stock entitled to vote if such stockholder approval is required for the Plan to continue to comply with the requirements of Securities and Exchange Commission Regulation ss. 240.16b-3. The Board of Directors may suspend the Plan or discontinue the Plan at any time; provided, however, that no such action shall adversely affect any outstanding Benefit.

18.    GOVERNING LAW. This Plan shall be governed and construed in accordance with the laws of the State of Delaware.

19.    STOCKHOLDER APPROVAL. The Plan was previously adopted by the Board of Directors of the Company on July 20, 2004. This Amended and Restated Plan was adopted by the Board of Directors of the Company on June 29, 2010, subject to approval by the stockholders of the Company at the 2010 annual meeting of stockholders.

ANNEX B

WESTELL TECHNOLOGIES, INC.

INCENTIVE COMPENSATION PLAN

Westell Technologies, Inc. (the “Company”), a Delaware corporation, hereby establishes and adopts the following Incentive Compensation Plan (the “Plan”) to provide incentive awards that are intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended.

1.	PURPOSES OF THE PLAN

The purposes of the Plan are to advance the interests of the Company and its stockholders and assist the Company in attracting and retaining executive officers and other key employees of the Company and its Affiliates who, because of the extent of their responsibilities can make significant contributions to the Company’s success by their ability, industry, loyalty and exceptional services, by providing incentives and financial rewards to such executive officers.

2.	DEFINITIONS

2.1.    “Affiliate” shall mean any corporation, partnership or other organization of which the Company owns or controls, directly or indirectly, not less than 50% of the total combined voting power of all classes of stock or other equity interests.

“Award” shall mean any amount granted to a Participant under the Plan.

“Board” shall mean the board of directors of the Company.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

“Committee” shall mean the Compensation and Corporate Governance Committee of the Board or any subcommittee thereof formed by the Compensation and Corporate Governance Committee and consisting of not less than two directors of the Company to act as the Committee hereunder. For purposes of satisfying the requirements of Section 162(m) of the Code and the regulations thereunder, the Committee is intended to consist solely of “outside directors” as such term is defined in Section 162(m) of the Code.

“Participant” shall mean the Company’s Chief Executive Officer and each executive officer or key employee of the Company or any Affiliate of the of the Company selected by the Committee pursuant to Section 3.1 to participate in this Plan.

20.    “Performance Criteria” shall mean cash flow or cash flow per share; cash flow return on investment; cost; debt reductions; ratio of debt plus equity; profit before tax; economic profit; earnings before interest and taxes or earnings before interest, taxes, depreciation and amortization and adjusted versions of those or similar measures; earnings per share; operating earnings; economic value added; ratio of operating earnings to capital spending; free cash flow; net profit; net income (before or after taxes); operating margins, gross margins or cash margins; operating profit; reduction in costs; gross profits; return on capital; revenue; revenue performance, revenue growth or product revenue growth; net sales; sales growth; price of the Class A Common Stock or other capital stock of the Company; return on net assets, equity or stockholders’ equity; market share; total return to stockholders; or implementation, completion or attainment of measureable objectives with respect to research, development, products or projects, acquisitions or divestitures and recruiting and maintaining personnel. Any Performance Criteria may be used to measure the performance of the Company as a whole or any business unit of the Company and may be measured relative to a peer group or index. Performance Criteria shall be calculated in accordance with the Company’s financial statements. Performance goals may be based in the future on total stockholder return as compared with the Nasdaq Stock Market—U.S. Index and the Nasdaq Telecommunications Index or such other indices applied by the Committee.

“Performance Period” shall mean the Company’s fiscal year or such other period that the Committee, in its sole discretion, may establish, provided no Performance Period shall be more than five years in length.

3.	ELIGIBILITY AND ADMINISTRATION

3.1.    Eligibility. The individuals eligible to participate in the Plan shall be the Company’s Chief Executive Officer and any executive officer or key employee of the Company or an Affiliate selected by the Committee to participate in the Plan (each, a “Participant”).

3.2.    Administration. (a) The Plan shall be administered by the Committee. The Committee shall have full power and authority, subject to the provisions of the Plan and subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board, to: (i) select the Participants to whom Awards may from time to time be granted hereunder; (ii) determine the terms and conditions, not inconsistent with the provisions of the Plan, of each Award; (iii) determine the time when Awards will be granted and paid and the Performance Period to which they relate; (iv) determine the performance goals for Awards for each Participant in respect of each Performance Period based on the Performance Criteria and certify the calculation of the amount of the Award payable to each Participant in respect of each Performance Period; (v) determine whether payment of Awards may be deferred by Participants; (vi) interpret and administer the Plan and any instrument or agreement entered into in connection with the Plan; (vii) correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent that the Committee shall deem desirable to carry it into effect; (viii) establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (ix) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan.

(b)    Decisions of the Committee shall be final, conclusive and binding on all persons or entities, including the Company, any Affiliate, any Participant and any person claiming any benefit or right under an Award or under the Plan.

(c)    To the extent not inconsistent with applicable law or the rules and regulations of the NASDAQ Stock Market (or such other principal securities market on which the Company’s securities are listed or qualified for trading), including the applicable provisions of Section 162(m) of the Code, the Committee may delegate to one or more officers of the Company or a committee of officers the authority to take actions on its behalf pursuant to the Plan.

4.	AWARDS

4.1.    Performance Period; Performance Goals. Not later than the earlier of (i) 90 days after the commencement of each fiscal year of the Company and (ii) the expiration of 25% of the Performance Period, the Committee shall, in writing, designate one or more Performance Periods, determine the Participants for such Performance Periods and determine the performance goals for determining the Award for each Participant for such Performance Period(s) based on attainment of specified levels of one or any combination of the Performance Criteria. Such performance goals may be based solely by reference to the Company’s performance or the performance of an Affiliate, division, business segment or business unit of the Company, or based upon the relative performance of other companies or upon comparisons of any of the indicators of performance relative to other companies. The Committee may also exclude charges related to an event or occurrence which the Committee determines should appropriately be excluded, including (a) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (b) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, or (c) the cumulative effects of tax or accounting changes in accordance with generally accepted accounting principles. Such performance goals shall otherwise comply with the requirements of, Section 162(m) of the Code, and the regulations thereunder.

4.2.    Certification. At such time as it shall determine appropriate following the conclusion of each Performance Period, the Committee shall certify, in writing, the attainment of the performance goals established pursuant to Section 4.1 above and satisfaction of all other terms required under this Plan for such Performance Period.

4.3.    Payment of Awards. The amount of the Award actually paid to a Participant may, in the sole discretion of the Committee, be less than the amount otherwise payable to the Participant based on attainment of the performance goals for the Performance Period as determined in accordance with Section 4.1. The actual amount of the Award determined by the Committee for a Performance Period shall be paid in cash or, to the extent provided in such plan, share awards under a shareholder-approved stock plan of the Company. Payment to each Participant shall be made no later than the fifteenth day of the third month following the end of the fiscal year of the Company in which the applicable Performance Period ends. Payments to Participants who are employees of Affiliates of the Company may be paid directly by such entities.

4.4.    Commencement or Termination of Employment. If a person becomes a Participant during a Performance Period (whether through promotion or commencement of employment), the Award payable to such a Participant may, in the discretion of the Committee, be proportionately reduced based on the period of actual employment during the applicable Performance Period. If a Participant does not work for the entire Performance Period for any reason other than vacation, holiday or paid time off days, the Award payable to such a Participant may, in the discretion of the Committee, be proportionately reduced based on the Participant’s actual days worked during the applicable Performance Period. If a Participant is not employed by Company on the last day of the applicable Performance Period for any reason, the Participant shall forfeit any Award he or she would otherwise have received hereunder.

4.5.    Maximum Award. The maximum dollar value of an Award payable to any Participant in any 12-month period is $2,000,000.

5.	MISCELLANEOUS

5.1.    Amendment and Termination of the Plan. The Board may, from time to time, alter, amend, suspend or terminate the Plan as it shall deem advisable, subject to any requirement for stockholder approval imposed by applicable law, including Section 162(m) of the Code. No amendments to, or termination of, the Plan shall in any way impair the rights of a Participant under any Award previously granted without such Participant’s consent.

5.2.    Section 162(m) of the Code. Unless otherwise determined by the Committee, the provisions of this Plan shall be administered and interpreted in accordance with Section 162(m) of the Code to ensure the deductibility by the Company of the payment of Awards.

5.3.    Tax Withholding. The Company or an Affiliate shall have the right to make all payments or distributions pursuant to the Plan to a Participant, net of any applicable federal, state and local taxes required to be paid or withheld. The Company or an Affiliate shall have the right to withhold from wages, Awards or other amounts otherwise payable to such Participant such withholding taxes as may be required by law, or to otherwise require the Participant to pay such withholding taxes. If the Participant shall fail to make such tax payments as are required, the Company or an Affiliate shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Participant or to take such other action as may be necessary to satisfy such withholding obligations.

5.4.    Right of Discharge Reserved; Claims to Awards. Nothing in this Plan shall provide any Participant a right to receive any Award or payment under the Plan with respect to a Performance Period. Nothing in the Plan nor the grant of an Award hereunder shall confer upon any Participant the right to continue in the employment of the Company or an Affiliate or affect any right that the Company or an Affiliate may have to terminate the employment of (or to demote or to exclude from future Awards under the Plan) any such Participant at any time for any reason. Except as specifically provided by the Committee, the Company shall not be liable for the loss of existing or potential profit from an Award granted in the event of the termination of employment of any Participant. No Participant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants under the Plan.

5.5.    Nature of Payments. All Awards made pursuant to the Plan are in consideration of services performed or to be performed for the Company or an Affiliate, division or business unit of the Company. Any income or gain realized pursuant to Awards under the Plan constitute a special incentive payment to the Participant and shall not be taken into account, to the extent permissible under applicable law, as compensation for purposes of any of the employee benefit plans of the Company or an Affiliate except as may be determined by the Committee or by the Board or board of directors of the applicable Affiliate.

5.6.    Other Plans. Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

5.7.    Severability. If any provision of the Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part by a court of competent jurisdiction, such provision shall (a) be deemed limited to the extent that such court of competent jurisdiction deems it lawful, valid and/or enforceable and as so limited shall remain in full force and effect, and (b) not affect any other provision of the Plan or part thereof, each of which shall remain in full force and effect. If the making of any payment or the provision of any other benefit required under the Plan shall be held unlawful or otherwise invalid or unenforceable by a court of competent jurisdiction, such unlawfulness, invalidity or unenforceability shall not prevent any other payment or benefit from being made or provided under the Plan, and if the making of any payment in full or the provision of any other benefit required under the Plan in full would be unlawful or otherwise invalid or unenforceable, then such unlawfulness, invalidity or unenforceability shall not prevent such payment or benefit from being made or provided in part, to the extent that it would not be unlawful, invalid or unenforceable, and the maximum payment or benefit that would not be unlawful, invalid or unenforceable shall be made or provided under the Plan.

5.8.    Construction. As used in the Plan, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

5.9.    Unfunded Status of the Plan. The Plan is intended to constitute an “unfunded” plan for incentive compensation and deferred compensation if permitted by the Committee. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company.

5.10.    Governing Law. The Plan and all determinations made and actions taken thereunder, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware, without reference to principles of conflict of laws that might result in the application of the laws of another jurisdiction, and shall be construed accordingly.

5.11.    Effective Date of Plan. The Plan shall be effective on the date of the approval of the Plan by the holders of the then outstanding securities of the Company entitled to vote generally in the election of directors. The Plan shall be null and void and of no effect if the foregoing condition is not fulfilled.

5.12.    Captions. The captions in the Plan are for convenience of reference only, and are not intended to narrow, limit or affect the substance or interpretation of the provisions contained herein.

WESTELL TECHNOLOGIES, INC. AMY FORSTER 750 NORTH COMMONS DRIVE AURORA, IL 60504

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THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING:		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1. Election of Directors		☐	☐	☐
Nominees

01 Richard S. Gilbert	02 Robert W. Foskett		03 James M. Froisland		04 Dennis O. Harris	05 Martin D. Hernandez
06 Eileen A. Kamerick	07 Robert C. Penny III
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 2, 3 AND 4.						For	Against	Abstain
2 Approval of the amendment and restatement of the Westell Technologies, Inc. 2004 Stock Incentive Plan						☐	☐	☐
3 Approval of the Westell Technologies, Inc. Incentive Compensation Plan						☐	☐	☐
4 Ratification of the appointment of independent auditors						☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
For address change/comments, mark here. (see reverse for instructions)				☐
		Yes	No
Please indicate if you plan to attend this meeting		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date		Signature [Joint Owners]		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Notice & Proxy Statement is/are available at www.proxyvote.com.

WESTELL TECHNOLOGIES, INC.

Annual Meeting of Stockholders

September 20, 2010 10:00 AM

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Richard S. Gilbert, Brian S. Cooper, and Amy T. Forster, and each of them proxies with the powers the undersigned would possess if personally present, and with full power of substitution, to vote all Class A Common Stock and/or Class B Common Stock held of record by the undersigned in Westell Technologies, Inc., upon all subjects that may properly come before the annual meeting, and at any adjournments thereof, including the matters described in the proxy statement furnished herewith, subject to any directions indicated on the reverse side of this card. The votes entitled to be cast by the undersigned will be cast in the direction of the proxy holders on any other matter that may properly come before the meeting and any adjournment thereof.

The undersigned hereby revokes any proxy heretofore given and acknowledges receipt of the proxy statement for the annual meeting.

This proxy when properly executed will be voted in the manner directed by the undersigned. If no direction is made, this proxy will be voted by the proxies for proposals 1, 2, 3, and 4 and in their discretion on any other matters properly brought to a stockholder vote at the meeting.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side